UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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LIPPERT™

LCI INDUSTRIES

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

April 5, 2021
Dear Fellow Stockholders:
You are cordially invited to join us for our 2021 Annual Meeting of Stockholders, which will be held in a virtual format only on May 20, 2021 at 9:00 A.M. ET.
The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the annual meeting. Members of our Board of Directors and executive officer team plan to be present at the meeting and available to answer questions regarding the Company.
Your vote is very important. Whether or not you expect to attend the meeting, we encourage you to submit your proxy through the Internet or by mail. This will ensure that your shares are represented at the meeting. Even if you submit a proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote via the online platform, you will be able to do so even if you have previously submitted a proxy through the Internet or by mail.
We appreciate your continued support of our Company.
Sincerely,
JAMES F. GERO
Chairman of the Board
    2021 PROXY STATEMENT

LCI INDUSTRIES
3501 County Road 6 East
Elkhart, Indiana 46514
Notice of Annual Meeting of Stockholders to be held
May 20, 2021
NOTICE IS HEREBY GIVEN to the holders of common stock of LCI Industries that the Annual Meeting of Stockholders of LCI Industries (the “Company”) will be held in a virtual format only on May 20, 2021 at 9:00 A.M. ET, for the following purposes:
(1)	To elect eleven Directors to serve until the next Annual Meeting of Stockholders, each as recommended by the Board of Directors;
(2)	To approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers as described in the accompanying Proxy Statement;
(3)	To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2021; and
(4)	To transact such other corporate business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed March 26, 2021, as the record date for the meeting, and only holders of record of the Company’s common stock at the close of business on that date will be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.
A list of all stockholders entitled to vote at the meeting will be available for inspection for ten days prior to the meeting at the office of the Company and will be available for inspection online during the meeting.
By Order of the Board of Directors,
ANDREW J. NAMENYE
Executive Vice President, Chief Legal Officer, and Corporate Secretary
Dated: April 5, 2021
Elkhart, IN
NOTICE TO HOLDERS OF COMMON STOCK

YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,
PLEASE VOTE YOUR SHARES THROUGH THE INTERNET OR, IF YOU RECEIVED A PRINTED COPY OF THE
PROXY CARD BY MAIL, BY SIGNING, DATING, AND MAILING THE PROXY CARD IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING
TO BE HELD ON MAY 20, 2021.

THIS NOTICE OF ANNUAL MEETING, PROXY STATEMENT, AND
OUR 2020 ANNUAL REPORT TO STOCKHOLDERS,
INCLUDING OUR 2020 ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT
HTTP://WWW.PROXYVOTE.COM.
2021 PROXY STATEMENT

Cautionary Note Regarding Forward-Looking Statements
The statements included in this Proxy Statement regarding future performance and results, expectations, plans, strategies, priorities, commitments, and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations, and assumptions and are subject to significant risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020. Readers of this Proxy Statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
    2021 PROXY STATEMENT

PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement and our 2020 Annual Report carefully before voting.
2021 ANNUAL MEETING OF STOCKHOLDERS
Date and Time:	May 20, 2021 at 9:00 A.M. ET
Place:	www.virtualshareholdermeeting.com/LCII2021
Record Date:	March 26, 2021
VOTING MATTERS AND BOARD RECOMMENDATION
Voting Matter		Board Recommendation	Page Number with More Information
Proposal 1:	Election of eleven Directors	FOR each nominee	11
Proposal 2:	Advisory vote to approve the compensation of the Company’s named executive officers	FOR	55
Proposal 3:	To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2021	FOR	56
DIRECTOR NOMINEES
Nominee	Age	Director Since	Principal Occupation	Independent	Other Public Boards	Committee Memberships
						A	C	CGN&S	R	S&A
James F. Gero*	76	1992	Private Investor	✔	1	✔		✔
Frank J. Crespo	58	2015	Senior Vice President and Chief Supply Chain Officer of Indigo Agriculture, Inc.	✔	0			✔	Chair
Brendan J. Deely	55	2011	President and Chief Executive Officer of Banner Solutions	✔	0		✔	Chair
Ronald J. Fenech	63	2017	Founder of Grand Design Recreational Vehicle Co.		0				✔	✔
Tracy D. Graham	47	2016	Chief Executive Officer and Managing Principal of Graham-Allen Partners	✔	0		Chair			✔
Virginia L. Henkels	52	2017	Chief Financial Officer and Secretary of Empowerment & Inclusion Capital I Corp.	✔	2	Chair	✔
Jason D. Lippert	48	2007	President and Chief Executive Officer of the Company		0
Stephanie K. Mains	53	2021	Consultant at SK Mains Consulting, LLC	✔	2	✔	✔
Kieran M. O’Sullivan	59	2015	President, Chief Executive Officer, and Chairman of the Board of CTS Corporation	✔	1	✔		✔	✔
David A. Reed	73	2003	President of a privately-held family investment management company	✔	0	✔				Chair
John A. Sirpilla	54	2019	Founder and Chief Executive Officer of Encourage LLC	✔	0			✔		✔
For more information, visit page 12.
A	Audit
C	Compensation
CGN&S	Corporate Governance, Nominating, and Sustainability
R	Risk
S&A	Strategy and Acquisition
*	Chairman of the Board
2021 PROXY STATEMENT    1

BUSINESS PERFORMANCE HIGHLIGHTS

BUSINESS PERFORMANCE HIGHLIGHTS
•	Generated $2.8 billion in revenue, up 18% year-over-year.
•	Achieved double-digit Adjusted EBITDA growth.
•	Realized Total Stockholder Return of 24%, outperforming our peer group with a ranking at the 66th percentile (see page 33 to view our peer group).
•	Returned $70.4 million to stockholders through the payment of dividends.
•
Made significant progress with respect to our long-term diversification strategy, closing on three acquisitions and expanding our market share across our RV, marine, adjacent aftermarket, and international businesses.

•	Grew Aftermarket revenues by 125% compared to 2019, or more than double year-over-year, due to organic growth and the addition of the CURT Group, which we acquired in late 2019.
COVID-19 PANDEMIC EFFECTS AND RESPONSE
In late March 2020, in an effort to protect the health and safety of its team members during the COVID-19 pandemic and adhere to government mandates, LCI Industries and its operating subsidiary, Lippert Components, Inc., temporarily suspended production at select manufacturing facilities across North America and Europe. The suspension of production on a plant-by-plant basis was consistent with government mandates or due to customer closures. Production at facilities considered essential continued, utilizing reduced staff in conjunction with heightened cleaning and sanitization processes. Then, in early April, the Company announced an update affecting cash compensation of its senior executives. In response to the initial challenges resulting from the COVID-19 pandemic, the executive leadership team, general managers, and other executives across the Company voluntarily took temporary reductions to their base salaries. These reductions are outlined below in the “Summary of COVID-19 Pay Actions” section.
As production resumed in May and June, the executive leadership team demonstrated exceptional care and performance. They worked tirelessly to protect the health and safety of team members and comply with government mandates while meeting the needs of the market. Examples of some of the actions taken by leadership include:
•	Developing a pandemic playbook to guide reopening of production;
•	Ensuring that medical premiums were covered for furloughed team members;
•	Introducing a mobile COVID-19 testing site for production team members, and later creating a drive-through testing facility;
•	Continuing to pay team members who were out due to the virus; and, most recently,
•	Offering team members the opportunity to be a part of a Johnson & Johnson vaccine trial group.
SUMMARY OF COVID-19 PAY ACTIONS
•	Messrs. Lippert and Smith reduced their salaries by 25% for eight weeks while the Company was in an uncertain period of plant shutdowns in April and May.
•	The other named executive officers (Brian Hall, Jamie Schnur, and Andrew Namenye) reduced their salaries by 10% for the same eight-week time period.
•	The Board of Directors reduced their quarterly retainer by 25% for the Company’s second fiscal quarter.
2    2021 PROXY STATEMENT

CORPORATE GOVERNANCE HIGHLIGHTS

CORPORATE GOVERNANCE HIGHLIGHTS
9 of 11 Director Nominees are Independent
Independent Chairman of the Board
Annual Election of All Directors
Directors Elected by Majority Vote in Uncontested Director Elections
Annual Board and Committee Evaluations
Extensive Board Oversight of Risk Management, Including Separate Risk Committee
Non-Employee Directors Regularly Meet Without Management Present
Single Class Voting Structure (One Share, One Vote)
Guidelines for Business Conduct Applicable to All Team Members and Directors
Code of Ethics for Senior Financial Officers
No Supermajority Voting Requirements
No Shareholder Rights Plan (Poison Pill)
Board Oversight of Environmental, Sustainability, and Social Matters

2020 COMPENSATION
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Jason D. Lippert President and Chief Executive Officer	2020	$1,013,462	$—	$5,316,527	$2,990,184	$189,578	$9,509,751
	2019	$1,004,250	$—	$7,567,765	$1,226,253	$297,369	$10,095,637
	2018	$975,000	$—	$4,544,581	$327,982	$145,132	$5,992,695
Brian M. Hall Executive Vice President and Chief Financial Officer	2020	$465,231	$—	$912,109	$623,085	$57,737	$2,058,162
	2019	$450,000	$—	$789,224	$274,739	$56,817	$1,570,780
	2018	$386,539	$—	$331,138	$43,731	$39,975	$801,383
Ryan R. Smith Group President - North America	2020	$576,923	$—	$389,097	$2,179,414	$44,024	$3,189,458
Jamie M. Schnur Group President – Aftermarket	2020	$492,308	$—	$847,323	$923,085	$63,902	$2,326,618
	2019	$450,000	$200,000	$1,267,413	$305,266	$76,545	$2,299,224
	2018	$401,066	$—	$512,781	$84,098	$44,095	$1,042,040
Andrew J. Namenye Executive Vice President, Chief Legal Officer, and Corporate Secretary	2020	$425,945	$—	$682,995	$461,308	$52,878	$1,623,126
	2019	$412,000	$—	$763,712	$207,581	$54,269	$1,437,562
	2018	$368,269	$215,673	$139,840	$109,327	$35,688	$868,797
For more information, visit page 25.
EXECUTIVE COMPENSATION HIGHLIGHTS
Pay for performance
Establish challenging performance goals in incentive plans
Maintain robust stock ownership guidelines for CEO, CFO, and Directors
Require termination of employment in addition to a change in control for accelerated equity vesting (double trigger)
Require non-competition agreement for receipt of equity awards
Subject executives’ cash and equity-based incentives to clawback
Provide limited executive perquisites
Provide no excise tax gross-ups
2021 PROXY STATEMENT    3

ENVIRONMENTAL & SOCIAL

ENVIRONMENTAL & SOCIAL
LCI Industries plans to release its first Corporate Social Responsibility (CSR) Report in 2021. The Company will elaborate on its commitments, such as reducing its environmental footprint, updating policies, and enhancing procedures and standards relating to team members’ health and safety. LCI Industries intends to continue to increase transparency going forward: in 2022, the Company expects to disclose information about carbon emissions and waste management.
ENVIRONMENTAL
The Company’s approach to sustainability is guided by our passion to protect and invest in the communities that we call home. We integrate sustainability into our everyday actions by conscious resource selection and process improvements that aim to lessen our environmental footprint. Our teams embrace lean initiatives and we continuously invest in comprehensive training, advanced machinery, and eco-friendly energy alternatives to provide safer processes and a healthier environment.
ECO-FRIENDLY OPERATIONS
400 Tons of Toxic Chemicals Eliminated	We eliminate nearly 400 tons of dangerous Volatile Organic Compounds (VOC) every year by powder-coating our products instead of using coatings comprised of harmful materials.
Over 2.1m Solar KW Hours Produced Per Year	By replacing conventional energy sources with the solar energy produced at our 7 solar operations, we have saved:
	•	the equivalent CO2 emissions produced by burning 1,707,002 pounds of coal,
	•	the equivalent carbon sequestered by 2,023 acres of US Forest in one year, and
	•	32,866,518 gallons of water (gallons of water to produce equivalent energy).
900+ Tons of Plastic Scraps Reground	We regrind more than 1,000 tons (2,293,057 lbs) of ABS plastic scraps annually from two thermoforming plants and send them back to our supplier to recycle and reuse.
33,000+ Tons of Recycled Materials
We recycle more than 33,000 tons of materials annually.
Steel = 28,156 tons
Aluminum = 4,733 tons
Cardboard = 1787 tons
Glass = 88.34 tons
Officer Paper = 3.95 tons
Plastic (in Northern Indiana) = 7.73 tons
Wood (in Northern Indiana) = 18,676.36 tons

4    2021 PROXY STATEMENT

ENVIRONMENTAL & SOCIAL

OUR CORE VALUES
Our core values define us. Our Company culture and shared values drive our attitudes, behaviors, and actions, every day, at every facility. The Company has a Leadership Development Team dedicated to bringing the Company’s core values to life through transformative company culture initiatives and numerous learning opportunities for our team members.

SOCIAL RESPONSIBILITY
People are our priority, and community is our core. We’re striving to make lives better through meaningful relationships with our co-workers, our customers, and our communities. The Company’s team members feel a deeper sense of purpose at work, and we continue to build a better work environment by aligning our cultural and business strategies with the needs of our many team members. We measure success by how we touch the lives of people inside and outside our walls. Our team members drive our social impact philosophy with their passionate hearts and minds. Since 2017, our team members have collectively spent more than 411,000 hours volunteering at non-profit organizations, supporting charitable fundraising events, and caring for our fellow team members in need. Through monetary donations, product donations, and company-wide fundraising events, the Company gives back over $1 million every year to support the needs of our communities.
2021 PROXY STATEMENT    5

ENVIRONMENTAL & SOCIAL

2020 SOCIAL IMPACT

6    2021 PROXY STATEMENT

PROXY STATEMENT

LCI INDUSTRIES
3501 County Road 6 East
Elkhart, Indiana 46514
PROXY STATEMENT
2021 ANNUAL MEETING OF STOCKHOLDERS
General Information
The Board of Directors of LCI Industries, a Delaware corporation (the “Company,” “we,” “us,” or “our”), is soliciting proxies for use at the Annual Meeting of Stockholders to be held in a virtual format on May 20, 2021 at 9:00 A.M. ET, or any adjournment or postponement thereof, at which holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 26, 2021 (the “Record Date”) shall be entitled to vote on all matters considered at the meeting. You may access the Annual Meeting of Stockholders via the Internet through www.virtualshareholdermeeting.com/LCII.
The Company’s stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”), which was or will be sent to stockholders on or about April 5, 2021, containing information on the availability of the proxy materials on the Internet. Stockholders will not receive a printed copy of the proxy materials unless previously requested or requested in the manner described in the Notice. The Notice explains how to access and review this Proxy Statement and our 2020 Annual Report to Stockholders, and how you may vote by proxy.
All valid proxies received by the Company (whether by mail or via the Internet) in time for the Annual Meeting will be voted in the manner indicated on the proxies and, if no voting instructions are indicated, “FOR” the Directors named in Proposal 1, and “FOR” Proposals 2 and 3. If specific instructions are indicated, the proxies will be voted in accordance with such instructions. Each proxy may be revoked at any time after it is submitted, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. A proxy may be revoked by giving written notice of revocation to the Secretary of the Company, by giving a proxy with a later date, or by attending the Annual Meeting and voting virtually. Attendance at the Annual Meeting alone will not revoke a proxy.
If you are the record holder of your shares (that is, you hold shares of the Company’s Common Stock in your own name and not through your broker or another nominee), you may choose to submit your proxy via the Internet. The website to submit your proxy via the Internet is www.proxyvote.com. You may submit your proxy via the Internet 24 hours a day until 11:59 P.M. Eastern Time, on May 19, 2021. You will be able to confirm that your instructions have been properly recorded. If your shares are held in “street name” (that is, in the name of a bank, broker, or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Submitting your proxy via the Internet also will be available to stockholders owning shares held in “street name.” If you submit your proxy via the Internet, you do not need to return a proxy card.
The cost of solicitation by the Company, including postage, printing, and handling, and the expenses incurred by brokerage firms, custodians, nominees, and fiduciaries in forwarding proxy material to beneficial owners, will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, emails, and personal solicitation. Management may also use the services of Directors and team members of the Company to solicit proxies, without additional compensation.
THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS) IS PART OF THE ANNUAL REPORT TO STOCKHOLDERS THAT ACCOMPANIES THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 3501 COUNTY ROAD 6 EAST, ELKHART, INDIANA 46514, TELEPHONE (574) 535-1125, E-MAIL LCII@LCI1.COM. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH LINKS ON THE COMPANY’S WEBSITE AT WWW.LCI1.COM/INVESTORS AND AT WWW.PROXYVOTE.COM.
2021 PROXY STATEMENT    7

VOTING SECURITIES

VOTING SECURITIES
The Company’s Common Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “LCII.”
Stockholders of record will be entitled to one vote on each matter for each share of Common Stock held on the Record Date. At the close of business on the Record Date, there were 25,252,808 shares of our Common Stock outstanding and eligible to vote at the Annual Meeting. A majority in voting power of the outstanding shares of Common Stock entitled to vote at the meeting must be present or represented by proxy at the meeting in order to have a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum.
“Broker non-votes” means shares held of record by a broker for which the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion. Proposals 1 and 2 fall within this category. Accordingly, if you hold your shares in “street name” and wish your shares to be voted on Proposals 1 and 2, you must give your broker voting instructions. Proposal 3 is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you.
If the persons present or represented by proxy at the meeting constitute the holders of less than a majority in voting power of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned by the stockholders who are present, by a majority in voting power thereof, to a subsequent date for the purpose of obtaining a quorum. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and, if applicable, broker non-votes.
Vote Required on Proposals
The votes required to approve each of the proposals, and the impact of abstentions and broker non-votes, if any, on each of the proposals, are as follows:
Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of Directors
A nominee must receive a majority of the votes cast with respect to his or her election, which means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee.
Abstentions and broker non-votes will not affect the outcome of this proposal.
2	Advisory vote on executive compensation
Approval by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock that are present virtually or by proxy at the meeting and entitled to vote thereon.
Abstentions will have the same effect as votes cast against this proposal. Broker non-votes will not affect the outcome of this proposal.
3	Ratification of appointment of independent auditor
Approval by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Common Stock that are present virtually or by proxy at the meeting and entitled to vote thereon.
Abstentions will have the same effect as votes cast against this proposal. Broker non-votes will not affect the outcome of this proposal.
We are not currently aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the meeting, or any adjournment or postponement of the meeting, your proxy includes a grant of discretionary authority to the individuals appointed to vote your Common Stock or act on those matters according to their best judgment, including to adjourn the Annual Meeting.
Recommendations of the Board of Directors
The Board of Directors recommends that you vote:
FOR	each of the nominees for the Board of Directors named in this Proxy Statement (Proposal 1).
FOR	advisory approval of the compensation of the Company’s Named Executive Officers as described in this Proxy Statement (Proposal 2).
FOR	ratification of the appointment of KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2021 (Proposal 3).
8    2021 PROXY STATEMENT

VOTING SECURITIES

Principal Holders of Voting Securities
Set forth below is information with respect to each person known to the Company on March 26, 2021, to be the beneficial owner of more than five percent of any class of the Company’s voting securities. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class(1)
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	4,043,089	16.0%
The Vanguard Group (3) 100 Vanguard Boulevard Malvern, PA 19355	2,600,958	10.3%
Neuberger Berman Group LLC (4) Neuberger Berman Investment Advisers LLC 1290 Avenue of the Americas New York, NY 10104	1,449,938	5.7%
T. Rowe Price Associates, Inc. (5) 100 E. Pratt Street Baltimore, MD 21202	1,285,716	5.1%
(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (“SEC”) and includes general voting power and/or investment power with respect to securities. The approximate percent of class is determined based on the number of outstanding shares of the Company’s Common Stock on March 26, 2021.

(2)
Based on information reported to the SEC in a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 25, 2021, reflecting beneficial ownership as of December 31, 2020. BlackRock had sole voting power over 3,961,554 shares and sole dispositive power over 4,043,089 shares.

(3)
Based on information reported to the SEC in an amended Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 10, 2021, reflecting beneficial ownership as of December 31, 2020. Vanguard had sole dispositive power over 2,523,211 shares, shared voting power over 57,677 shares, and shared dispositive power over 77,737 shares.

(4)
Based on information reported to the SEC in an amended Schedule 13G filed by Neuberger Berman Group LLC (“Neuberger”) on February 11, 2021, reflecting beneficial ownership as of December 31, 2020. Neuberger and its affiliates may be deemed to be beneficial owners of securities because they or certain affiliated persons have shared power to retain, dispose of, or vote the securities of unrelated clients. Neuberger and its affiliates had shared voting power over 1,437,203 shares and shared dispositive power over 1,449,938 shares. Neuberger or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of the Company.

(5)
Based on information reported to the SEC in a Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe”) on February 16, 2021, reflecting beneficial ownership as of December 31, 2020. T. Rowe had sole voting power over 398,024 shares and sole dispositive power over 1,285,716 shares.

2021 PROXY STATEMENT    9

VOTING SECURITIES

Security Ownership of Certain Beneficial Owners and Management
Set forth below is information with respect to beneficial ownership on March 26, 2021, of the Company’s voting securities by each Director, each of whom is a nominee for election, by each of our executive officers named in the Summary Compensation Table herein, and by all current Directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of Common Stock owned by them, and their address is c/o LCI Industries, 3501 County Road 6 East, Elkhart, Indiana 46514.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class(1)
Frank J. Crespo	13,131(2)	*
Brendan J. Deely	11,855(3)	*
Ronald J. Fenech	26,551(4)	*
James F. Gero	304,192(5)	1.2%
Tracy D. Graham	10,372(3)	*
Virginia L. Henkels	9,031(6)	*
Jason D. Lippert	252,230(7)	1.0%
Stephanie K. Mains	0 (8)	*
Kieran M. O’Sullivan	12,667(3)	*
David A. Reed	12,636(9)	*
John A. Sirpilla	3,239(3)	*
Brian M. Hall	13,858(7)	*
Andrew J. Namenye	4,316(7)	*
Jamie M. Schnur	12,590(7)	*
Ryan R. Smith	4,142(7)	*
All current Directors and executive officers as a group (16 persons)	690,810	2.7%
*Represents less than 1% of the outstanding shares of Common Stock.
(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to deferred stock units (“DSUs”), restricted stock units (“RSUs”), and performance stock units (“PSUs”) that vest within 60 days of March 26, 2021 are deemed to be outstanding for the purpose of computing the amount of beneficial ownership and percentage ownership of the person holding such equity units, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Includes 1,522 RSUs, which represents RSUs granted in May 2020, plus dividend equivalents thereon, that are scheduled to vest within 60 days of March 26, 2021. Excludes 2,496 DSUs, plus dividend equivalents thereon, not issuable within 60 days.

(3)	Includes 1,522 RSUs, which represents RSUs granted in May 2020, plus dividend equivalents thereon, that are scheduled to vest within 60 days of March 26, 2021.
(4)
Includes 1,522 RSUs, which represents RSUs granted in May 2020, plus dividend equivalents thereon, that are scheduled to vest within 60 days of March 26, 2021. Excludes 2,117 DSUs, plus dividend equivalents thereon, not issuable within 60 days.

(5)
Mr. Gero shares voting and dispositive power with respect to the shares of common stock with his wife. Includes 1,522 RSUs, which represents RSUs granted in May 2020, plus dividend equivalents thereon, that are scheduled to vest within 60 days of March 26, 2021. Excludes 4,624 DSUs, plus dividend equivalents thereon, not issuable within 60 days.

(6)
Includes 1,522 RSUs, which represents RSUs granted in May 2020, plus dividend equivalents thereon, that are scheduled to vest within 60 days of March 26, 2021. Excludes 2,595 DSUs, plus dividend equivalents thereon, not issuable within 60 days.

(7)	Excludes the following respective equity units that are not issuable within 60 days.
	RSUs	PSUs
Jason D. Lippert	49,967	88,891
Brian M. Hall	7,346	13,680
Ryan R. Smith	11,425	5,152
Jamie M. Schnur	9,857	9,078
Andrew J. Namenye	6,742	10,542
(8)	Excludes 195 RSUs not issuable within 60 days.
(9)
Represents 11,114 shares held indirectly by trust. Includes 1,522 RSUs, which represents RSUs granted in May 2020, plus dividend equivalents thereon, that are scheduled to vest within 60 days of March 26, 2021.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.
Based on its review of the copies of such forms and representations from its directors and executive officers, the Company believes during 2020 all such filing requirements were satisfied, except that the Form 3 for Mr. Smith was not timely filed due to a delay in obtaining his filing codes and a Form 4 for Mr. Deely to report a sale of shares was not timely filed due to a delay in receiving confirmation of the sale.
10    2021 PROXY STATEMENT

Proposal 1. ELECTION OF DIRECTORS

Proposal 1. ELECTION OF DIRECTORS
The business and affairs of the Company are managed under the direction of our Board of Directors. The Company’s Restated Certificate of Incorporation currently provides that the number of directors shall consist of not less than three nor more than twelve persons. Our bylaws provide that the number of directors, not less than three nor more than twelve persons, shall be determined from time to time by resolution of the Board. The Board of Directors currently consists of eleven Directors. As discussed further below, it is proposed that, at the 2021 Annual Meeting, the stockholders elect a Board of eleven Directors to serve for a term of one year or until their successors are elected and qualify. Proxies cannot be voted for a greater number of persons than eleven, which is the number of nominees named in this Proxy Statement.
The Company’s bylaws require Directors to be elected under a majority voting standard in uncontested elections. In any contested election, Directors will be elected by a plurality vote. In an uncontested election, which the election of directors at the 2021 Annual Meeting will be, each of the nominees, as an incumbent director, was required to submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in his or her election, and (ii) acceptance of that resignation by the Board of Directors in accordance with the policies and procedures adopted by the Board of Directors for such purpose. In the event a nominee in an uncontested election fails to receive a majority of the votes cast, the Corporate Governance, Nominating, and Sustainability Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board of Directors will act on the resignation, taking into account the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Corporate Governance, Nominating, and Sustainability Committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider any factors and other information that they consider appropriate and relevant. If the Board of Directors accepts a Director’s resignation pursuant to this process, the Board of Directors may fill the resulting vacancy.
Director Qualifications and Selection Process
The Corporate Governance, Nominating, and Sustainability Committee of the Board leads the search for individuals qualified to become Directors and selects nominees to be presented for stockholder approval at each Annual Meeting. The Committee considers candidates for Board membership suggested by members of the Committee and Directors, as well as by Management and stockholders. In this regard, the Corporate Governance, Nominating, and Sustainability Committee considers the composition of the Board with respect to experience, balance of professional interests, required expertise, and other factors. In addition, the Committee will endeavor to include candidates who reflect diverse backgrounds, including diversity of race, ethnicity, and gender, when assembling an initial pool of qualified candidates from which to fill Board vacancies. The objective of the Committee will be to identify and recommend the most capable candidates who have experience in the areas of expertise needed at that time and meet the criteria for nomination.
The Corporate Governance, Nominating, and Sustainability Committee uses the same criteria for evaluating candidates suggested by stockholders as it does for those proposed by Directors or Management. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Company’s Governance Principles: (a) should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the stockholders; (b) should have an inquisitive and objective perspective, practical wisdom, and mature judgment; (c) must be willing to devote sufficient time to carry out his or her duties and responsibilities effectively; (d) should be committed to serving on the Board for an extended period of time; (e) should be prepared to resign in the event of any significant change in his or her personal circumstances which may impair his or her ability to effectively serve on the Board; (f) Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s Board; and (g) Directors who are not CEOs or equivalent should not serve on more than four boards of public companies in addition to the Company’s Board.
The Corporate Governance, Nominating, and Sustainability Committee seeks candidates who have demonstrated exceptional ability and judgment and who can, in conjunction with other Directors, most effectively serve the long-term interests of our stockholders. The particular experience, qualifications, and skills of each nominee described on pages 12 through 16 of this Proxy Statement reflect that our Board, taken as a whole, provides a broad diversity of knowledge of our Company and industry, expertise in finance and investment, experience with technology-based and growth-oriented companies and global markets, competence in accounting and financial reporting, and leadership in business and with socially-responsible organizations.
In conjunction with the Board’s director succession planning process, in early 2021, the Corporate Governance, Nominating, and Sustainability Committee recommended to the Board the appointment of a new independent director. In March 2021, the Board determined to increase the size of the Board from ten to eleven members, and appointed Stephanie K. Mains as an independent Director, to serve as such until the 2021 Annual Meeting. The Board of Directors currently consists of eleven members, and the Corporate Governance, Nominating, and Sustainability Committee recommended to the Board each of those Directors as the nominees for election as Directors as set forth herein. No candidates for Director nominees were submitted to the Committee by any stockholder in connection with the 2021 Annual Meeting.
2021 PROXY STATEMENT    11

Proposal 1. ELECTION OF DIRECTORS

Stockholders may propose nominees for consideration by the Corporate Governance, Nominating, and Sustainability Committee by submitting the names of such nominees and supporting information to:
Corporate Secretary
LCI Industries
4100 Edison Lakes Parkway
Suite 210
Mishawaka, Indiana 46545
The proposed nominee must meet the qualifications for Directors described above and in the Company’s Governance Principles.
In addition, any stockholder who wishes to nominate a Director candidate at an annual meeting may do so by following the procedures and providing the information set forth under “Stockholder Proposals for the 2022 Annual Meeting” and in Section 1.13 of the Company’s bylaws.
Our Director Nominees
Following the recommendation of the Corporate Governance, Nominating, and Sustainability Committee, the Board of Directors has nominated the eleven persons named below for election to the Board of Directors at the Annual Meeting. Each of Messrs. Gero, Crespo, Deely, Fenech, Graham, Lippert, O’Sullivan, Reed, and Sirpilla and Ms. Henkels were elected to his or her present term of office at the Annual Meeting of Stockholders held on May 21, 2020. As described above, Ms. Mains was appointed as a Director by the Board in March 2021.

Committees: Audit; Corporate Governance, Nominating, and Sustainability	James F. Gero

Mr. Gero, 76, Chairman of the Board of Directors, has been a member of our Board of Directors since 1992. Mr. Gero is a private investor and served as Chairman of the Board of Orthofix International, N.V., a publicly-owned international supplier of orthopedic devices for bone fixation and stimulation, from 2004 to December 2013. Mr. Gero also serves as a director of Intrusion, Inc., a publicly-owned supplier of security software.

Mr. Gero has extensive experience with respect to corporate management and leadership, strategic planning, and compensation matters, and has public company board experience.

	Total Career Experience:	Total Board Experience:
	53 Years	36 Years

Committees: Corporate Governance, Nominating, and Sustainability; Risk (chair)	Frank J. Crespo

Mr. Crespo, 58, has been a member of our Board of Directors since 2015. Mr. Crespo has been Senior Vice President and Chief Supply Chain Officer of Indigo Agriculture, Inc., a privately owned agricultural technology company that works to improve grower profitability, environmental sustainability, and consumer health through the use of natural microbiology and digital technologies, since April 2018. Prior to joining Indigo Agriculture, he served as Vice President and Chief Procurement Officer of Caterpillar, Inc., a publicly-owned manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives, from 2010 to 2018, and served as Vice President and Chief Procurement Officer of Honeywell International, Inc., a global diversified technology and manufacturing company, from 2007 to 2010.

Mr. Crespo has over 30 years of executive and leadership experience in procurement, supply chain, and logistics in global electronics, high technology, and industrial markets for marquee and publicly-owned corporations, as well as with the U.S. Navy.

	Total Career Experience:	Total Board Experience:
	37 Years	11 Years
12    2021 PROXY STATEMENT

Proposal 1. ELECTION OF DIRECTORS

Committees: Compensation; Corporate Governance, Nominating, and Sustainability (chair)	Brendan J. Deely

Mr. Deely, 55, has been a member of our Board of Directors since 2011. Mr. Deely has been the President and Chief Executive Officer of Banner Solutions, a leading wholesaler of commercial, residential, and electronic access control door hardware and security products, since April 2018. From 2016 to March 2018, he was an independent director and then President and Chief Executive Officer of A.H. Harris Construction Supplies, a leading distributor of construction supplies and equipment. From 2004 until December 2014, Mr. Deely was President and Chief Executive Officer of L&W Supply Corporation, a subsidiary of USG Corporation, and from 2008 until November 2014, he was Senior Vice President of USG Corporation, a publicly-owned manufacturer and distributor of high-performance building systems. For more than five years prior thereto, Mr. Deely held various executive positions with USG Corporation and its subsidiaries. He is a current Board member of Dayton Superior Corporation, a leading single-source provider of concrete accessories, chemicals, and forming products for the non-residential construction industry.

Mr. Deely has extensive experience with respect to corporate management, operations, and compensation matters, and extensive experience with social responsibility organizations.

	Total Career Experience:	Total Board Experience:
	33 Years	10 Years

Committees: Risk; Strategy and Acquisition	Ronald J. Fenech

Mr. Fenech, 63, has been a member of our Board of Directors since 2017. Mr. Fenech co-founded Grand Design Recreational Vehicle Co. in 2012, a fast-growing manufacturer of towable RVs that was acquired in 2016 by Winnebago Industries. Prior to forming Grand Design, he held several executive positions at Thor Industries, Inc., the sole owner of operating subsidiaries that manufacture recreational vehicles, including Senior Group President of Thor Industries from January 2010 to 2012, and President of Keystone RV Company following its acquisition by Thor Industries in November 2001 until January 2010. Mr. Fenech has over 30 years of experience in the RV industry covering a broad range of positions with several companies.

Mr. Fenech has extensive experience with respect to corporate management, leadership, and strategic planning, and he has particular knowledge of the industries to which we sell our products.

	Total Career Experience:	Total Board Experience:
	31 Years	12 Years

Committees: Compensation (chair); Strategy and Acquisition	Tracy D. Graham

Mr. Graham, 47, has been a member of our Board of Directors since 2016. Mr. Graham is Chief Executive Officer and Managing Principal of Graham-Allen Partners, a private investment firm focused on investing in technology and technology-enabled companies. Prior to forming Graham-Allen Partners in 2009, he served as Vice President of SMB Technology Services for Cincinnati Bell, one of the nation’s leading regionally-focused local exchange, wireless, and data center providers. Mr. Graham also successfully built and sold three technology companies over a 12-year period, including GramTel USA, Inc., a provider of managed data center and related services to mid-sized businesses, which was sold to Cincinnati Bell. Mr. Graham is a director of 1st Source Bank, and during a three-year term that expired in 2015, was a director of 1st Source Corporation, a publicly-owned bank holding company headquartered in South Bend, Indiana. He also serves on the board of directors of The Horton Group, a national insurance, employee benefits, and risk advisory firm.

Mr. Graham has over 20 years of executive and leadership experience with technology-based and growth-oriented companies, as well as a multifaceted understanding of the data technology and cybersecurity issues facing businesses today.

	Total Career Experience:	Total Board Experience:
	25 Years	23 Years
2021 PROXY STATEMENT    13

Proposal 1. ELECTION OF DIRECTORS

Committees: Audit (chair); Compensation	Virginia L. Henkels

Ms. Henkels, 52, has been a member of our Board of Directors since 2017. Ms. Henkels is Chief Financial Officer and Secretary of Empowerment & Inclusion Capital I Corp., a special purpose acquisition company (SPAC). From 2008 to 2017, Ms. Henkels served as Executive Vice President, Chief Financial Officer, and Treasurer of Swift Transportation Company, a then publicly-traded transportation services company, where she led numerous capital market transactions, including its 2010 initial public offering. She also held various finance and accounting leadership positions with increasing responsibilities since 2004 at Swift Transportation and from 1990 to 2002 at Honeywell International, Inc., a global diversified technology and manufacturing company, including as Worldwide Revenue Chain and Finance Six Sigma Leader and Director of Financial Planning and Analysis at Honeywell International’s Industry Solutions division. Ms. Henkels is currently a member of the National Association of Corporate Directors and the Women’s Corporate Director organizations. Ms. Henkels also serves on the board of directors of Viad Corp., a publicly traded full-service live events and travel experience company, and Echo Global Logistics, Inc., a publicly traded provider of technology-enabled transportation and supply chain management solutions.

Formerly a CPA, Ms. Henkels has extensive experience with finance, accounting, capital markets, and investor relations, as well as experience in strategy development, risk management, mergers and acquisitions, audit, corporate culture, and corporate governance.

	Total Career Experience:	Total Board Experience:
	31 Years	4 Years

Jason D. Lippert

Mr. Lippert, 48, has been a member of our Board of Directors since 2007. Mr. Lippert became Chief Executive Officer of the Company in May 2013, was also appointed President of the Company in May 2019, and has been Chief Executive Officer of Lippert Components since February 2003. Mr. Lippert has over 20 years of experience with the Company and its subsidiaries, and has served in a wide range of leadership positions.

Mr. Lippert has particular knowledge of the industries and customers to which we sell our products, as well as extensive experience with strategic planning, acquisitions, marketing, manufacturing, and the sale of our products.

Total Career Experience:	Total Board Experience:
27 Years	18 Years
14    2021 PROXY STATEMENT

Proposal 1. ELECTION OF DIRECTORS

Committees: Audit; Compensation	Stephanie K. Mains

Ms. Mains, 53, has been a member of our Board of Directors since March 2021. In April 2020, she founded SK Mains Consulting, LLC, a consulting firm that she currently runs. From April 2020 through December 2020, Ms. Mains served as Interim President and Chief Executive Officer of GE Power Conversion. Prior to that, from 2015 to 2019, Ms. Mains served as President and Chief Executive Officer of ABB Industrial Solutions, where she led the Industrial Solutions business following ABB’s strategic acquisition of GE Industrial Solutions. She also held several other executive positions with GE Energy, including President and Chief Executive Officer of Industrial Solutions from 2015 to 2018, President and Chief Executive Officer, Distributed Power Services from 2013 to 2015, and Vice President, Energy Service Operations from 2006 to 2013. Prior to joining GE Energy, Ms. Mains served 17 years across multiple GE businesses in financial and transformational leadership positions, including Chief Financial Officer, Aviation Material and Contractual Services, where she led the aviation material services business and contractual service portfolio. Ms. Mains also serves on the board of directors of Diamondback Energy, Inc., an independent oil and natural gas company, Gates Industrial Corporation plc, a global manufacturer of innovative, highly engineered power transmission and fluid power solutions, and Stryten Manufacturing, a manufacturer of premium battery solutions, which is a private portfolio company of Atlas Holdings.

As a former CFO and CEO, Mrs. Mains has over 30 years of experience building and leading global businesses across multiple industrial and services segments. She has expertise in strategy and portfolio development, financial management, acquisitions and integrations, digital transformation, global expansion, manufacturing and service capability development, customer engagement models, organization talent development, and global cultural evolution.

	Total Career Experience:	Total Board Experience:
	32 Years	2 Years

Committees: Audit; Corporate Governance, Nominating, and Sustainability; Risk	Kieran M. O’Sullivan

Mr. O’Sullivan, 59, has been a member of our Board of Directors since 2015. Mr. O’Sullivan is President, Chief Executive Officer, and Chairman of the Board of CTS Corporation, a publicly-owned designer and manufacturer of electronic components and sensors to original equipment manufacturers in the automotive, communications, medical, defense and aerospace, industrial, and computer markets. Prior to joining CTS in 2013, he served as Executive Vice President of Continental AG’s Global Infotainment and Connectivity Business and led the NAFTA Interior Division, having joined Continental AG, a global automotive supplier, in 2006.

Mr. O’Sullivan has over 25 years of leadership experience in operations, strategy, mergers and acquisitions, and finance roles in the manufacturing services, electronics, and automotive business segments, experience in global markets, as well as experience as a sitting President and Chief Executive Officer of a publicly-owned corporation.

	Total Career Experience:	Total Board Experience:
	31 Years	8 Years

Committees: Audit; Strategy and Acquisition (chair)	David A. Reed

Mr. Reed, 73, has been a member of our Board of Directors since 2003. Mr. Reed is President of a privately-held family investment management company. Mr. Reed retired as Senior Vice Chair for Ernst & Young LLP in 2000 where he held several senior U.S. and global operating, administrative, and marketing roles in his 26-year tenure with the firm. He served on Ernst & Young LLP’s Management Committee and Global Executive Council from 1991 to 2000. His experience includes service as a director for several publicly-owned, venture capital, and private equity-based companies since 2000.

Mr. Reed has accounting and financial acumen, with particular knowledge of financial reporting and taxation, and has public company board experience.

	Total Career Experience:	Total Board Experience:
	39 Years	21 Years
2021 PROXY STATEMENT    15

Proposal 1. ELECTION OF DIRECTORS

Committees: Corporate Governance, Nominating, and Sustainability; Strategy and Acquisition	John A. Sirpilla

Mr. Sirpilla, 54, has been a member of our Board of Directors since 2019. Mr. Sirpilla is Chief Executive Officer and the founder of Encourage LLC, a small family office focused on investing in retail, medical development, and health management. From 2003 to 2012, Mr. Sirpilla served as President of Camping World Accessory Stores, a 140-store nationwide retail chain serving the RV industry. In 2012, Mr. Sirpilla was promoted to Chief Business Development Officer for the parent company of Camping World and Good Sam, where he led store operations, logistics, and new business development until his retirement in 2017. Mr. Sirpilla is a current Board member of the Pro Football Hall of Fame, Aultman Health Foundation, and TecTraum Inc., and serves as Chairman of the Board for the Stark County Catholic Schools.

Mr. Sirpilla has over 30 years of executive and leadership experience in the RV industry, as well as extensive knowledge and expertise in investments and strategic planning.

	Total Career Experience:	Total Board Experience:
	33 Years	26 Years
Unless contrary instructions are indicated, the persons named as proxies in the form of proxy solicited from holders of the Common Stock will vote for the election of the nominees indicated above. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by the Board of Directors. The Board of Directors has no reason to believe that any of the named nominees will be unable or unwilling to serve.
The Board of Directors recommends a vote FOR election of each of the eleven Director nominees.
16    2021 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE AND RELATED MATTERS
Statement Regarding Corporate Governance
The Company regularly monitors developments in the area of corporate governance, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform Act of 2010 (the “Dodd-Frank Act”), and rules promulgated by the SEC and the NYSE. The Company’s corporate governance policies and procedures are designed to comply with all laws and rules applicable to corporate governance and the Company has continually implemented “best practices” as it deems appropriate to protect and enhance stockholders’ interests.
The Company’s Governance Principles, as well as the Charters of the Audit Committee, the Compensation Committee, the Corporate Governance, Nominating, and Sustainability Committee, the Risk Committee, and the Strategy and Acquisition Committee, and the Key Practices of the Audit Committee, the Compensation Committee, and the Corporate Governance, Nominating, and Sustainability Committee, in addition to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and Whistleblower Policy, can be accessed on the Company’s website at www.lci1.com/investors under “Governance - Governance Documents.” A copy of any corporate governance document will be furnished, without charge, upon written request to Corporate Secretary, LCI Industries, 4100 Edison Lakes Parkway, Suite 210, Mishawaka, Indiana 46545. Information on our website is not incorporated by reference into this Proxy Statement.
Board of Directors and Director Independence
Directors are elected annually by the Company’s stockholders for one-year terms. The Board currently consists of nine independent Directors, one Director, Jason D. Lippert, who is employed by the Company as its President and Chief Executive Officer, and one Director, Ronald J. Fenech, who is affiliated with a customer of the Company.
The Board of Directors reviews at least annually the independence of each Director. During these reviews, the Board considers transactions and relationships between each Director (and his or her immediate family and affiliates) and the Company and Management to determine whether any such transactions or relationships are inconsistent with a determination that the Director is independent. The review is based primarily on responses of the Directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation, and other relationships. In reviewing the independence of the Directors, the Board applies the standards that it has adopted to assist it in making determinations of independence and that are contained in the Company’s Governance Principles, which are available on the Company’s website at www.lci1.com/investors under “Governance - Governance Documents.” In March 2021, the Board determined that none of Messrs. Gero, Crespo, Deely, Graham, O’Sullivan, Reed, or Sirpilla, nor Ms. Henkels or Ms. Mains, has any material relationship with the Company or its subsidiaries. Accordingly, the Board has determined that each of these nine Directors meets the “independence” standards of the NYSE.
As part of its review of the independence of the Directors, the Board considered the fact that one of the Company’s customers is an entity that manufactures pontoon boats, Barletta Boat Company, LLC (“Barletta”). The President and 38% owner of Barletta, William Fenech, is the brother of Ronald Fenech, one of our Directors. Ronald Fenech is also a co-owner of Barletta, holding a 38% ownership interest, and is a director of that entity. Although the purchases by Barletta from the Company were, and future purchases will be, entered into in the ordinary course of business on an arm’s length basis, and contained, and will contain, customary terms and conditions on substantially the same terms as comparable transactions with unrelated third parties, in 2020, Barletta paid the Company amounts that exceed the limitation in the director “independence” standards of the NYSE. As a result, the Board determined that Mr. Fenech is not an independent Director. Mr. Fenech does not serve on any of the Audit Committee, Compensation Committee, or Corporate Governance, Nominating, and Sustainability Committee.
The independent Directors have complete access to, and are encouraged to communicate with, the Company’s Chief Executive Officer and any other executives of the Company. During the year ended December 31, 2020, the Board of Directors held six meetings. All Directors attended at least 75% of the regularly scheduled and special meetings of the Board and the Board committees on which they served.
Directors are expected to attend the Company’s annual meetings. At the Company’s 2020 Annual Meeting, all Directors standing for election were present.
Leadership Structure
The Company has continuously maintained separate positions for Chairman of the Board and for Chief Executive Officer in order to provide an independent and unbiased level of review and oversight of senior management. James F. Gero currently serves as Chairman of the Board, and Jason D. Lippert serves as President and Chief Executive Officer. The Chairman of the Board coordinates the activities of the independent Directors, serves as a liaison on Board-related issues between the independent Directors and the CEO, and performs any other duties and responsibilities that the Board of Directors may determine. While the Board elects a Chairman of the Board annually, it is generally expected that he or she will serve for more than one year.
2021 PROXY STATEMENT    17

CORPORATE GOVERNANCE AND RELATED MATTERS

The role of the Chairman of the Board also includes:
•	presiding at executive sessions, with the authority to call meetings of the non-employee Directors;
•	advising on the selection of committee chairs;
•	approving the agenda, schedule, and information sent to the Directors for Board meetings and assuring that there is sufficient time for discussion of all items on Board meeting agendas;
•	working with the CEO to prepare a schedule of strategic discussion items; and
•	guiding the Board’s governance processes, including the annual Board self-evaluation and succession planning.
The Board periodically reviews its leadership structure to evaluate whether it remains appropriate for the Company.
Executive Sessions
The non-employee Directors meet regularly in executive sessions without Management. An executive session is held in conjunction with each regularly scheduled Board meeting and is led by the Chairman of the Board. At least once a year, a meeting of only the independent Directors is held. Additional executive sessions may be called by the Chairman of the Board in his discretion or at the request of the Board.
Board Committees
The Company has five standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, the Corporate Governance, Nominating, and Sustainability Committee, the Risk Committee, and the Strategy and Acquisition Committee. All members of the Audit Committee, the Compensation Committee, and the Corporate Governance, Nominating, and Sustainability Committee are independent Directors who meet the independence and experience standards of the NYSE and the SEC. The Board annually selects the Directors who serve on the committees. Each committee functions pursuant to a written Charter and, other than the Risk Committee and Strategy and Acquisition Committee, written Key Practices adopted by the Board of Directors and reviewed annually by each committee.
The following table reflects the current membership of each Board Committee:
Name	Audit Committee	Compensation Committee	Corporate Governance, Nominating, and Sustainability Committee	Risk Committee	Strategy and Acquisition Committee
James F. Gero
Frank J. Crespo
Brendan J. Deely
Ronald J. Fenech
Tracy D. Graham
Virginia L. Henkels
Stephanie K. Mains
Kieran M. O’Sullivan
David A. Reed
John A. Sirpilla
18    2021 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS

Audit Committee
The purpose of the Audit Committee of the Board of Directors is to assist the Board in its oversight of (i) the conduct of the Company’s financial reporting processes and the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independence, qualifications, and performance of the Company’s independent auditor; (iv) the adequacy and effectiveness of the Company’s systems of internal control over financial reporting and disclosure controls and procedures, and the performance of the Company’s internal audit function; and (v) the Company’s compliance with ethical standards adopted by the Company. The Committee also prepares an annual report for inclusion in the Company’s Proxy Statement. The Audit Committee selects the Company’s independent auditor, which selection is submitted to the stockholders for ratification in this Proxy Statement. See “Proposal 3. Ratification of Appointment of Auditors.”

All of the Audit Committee members meet the independence and experience requirements of the NYSE and the SEC. Ms. Henkels serves as Chair of the Audit Committee, and each member of the Committee has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC. This Committee held seven meetings during the year ended December 31, 2020.

Compensation Committee
The purpose of the Compensation Committee of the Board of Directors is (i) to assist the Board in discharging its responsibilities in respect of compensation of the Company’s executive officers; and (ii) to prepare an annual report on executive compensation for inclusion in the Company’s Proxy Statement.

The Compensation Committee is responsible for reviewing the performance and development of the Company’s Management in achieving corporate goals, and to ensure that the Company’s senior executives are compensated consistent with the long-term objectives of the Company as well as competitive practices. This Committee provides oversight and guidance in the development of compensation and benefit programs for senior executives of the Company, determines the compensation terms for the Company’s Chief Executive Officer and other executive officers, administers the LCI Industries Equity Award and Incentive Plan, as Amended and Restated (the “2011 Plan”) and the LCI Industries 2018 Omnibus Incentive Plan (the “2018 Plan”), approves equity awards, and coordinates with the Corporate Governance, Nominating, and Sustainability Committee with respect to compensation of Directors. The Compensation Committee approved the compensation, consisting of salary, incentive bonus, equity awards, and benefits paid for 2020 to the “Named Executive Officers.” See “Executive Compensation - Compensation Discussion and Analysis.”

Mr. Graham serves as Chairman of the Compensation Committee. All members of the Compensation Committee meet the independence requirements of the NYSE and the SEC. This Committee held four meetings during the year ended December 31, 2020.

2021 PROXY STATEMENT    19

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance, Nominating, and Sustainability Committee
The purpose of the Corporate Governance, Nominating, and Sustainability Committee of the Board of Directors is to assist the Board in (i) identifying qualified individuals to become Directors; (ii) determining the composition of the Board of Directors and its Committees; (iii) monitoring a process to assess Board effectiveness; (iv) developing and implementing the Company’s corporate governance principles and business guidelines; (v) evaluating potential candidates for executive positions; and (vi) oversight of sustainability and social responsibility matters.

The Corporate Governance, Nominating, and Sustainability Committee oversees the development of executive succession plans, coordinates with the Compensation Committee with respect to compensation of Directors, reviews and approves related person transactions, and resolves any conflicts of interest involving a Director. The Committee reviews and, if necessary, recommends revisions to the Company’s Guidelines for Business Conduct, Code of Ethics for Senior Financial Officers, and other governance policies adopted from time to time. The Committee also oversees, reviews, and reports to the Board on a periodic basis with regards to sustainability and social responsibility matters, including impacts to the Company’s business and strategy, the Company’s public reporting on these topics, and any recommendations with respect to oversight and related policies.

The Corporate Governance, Nominating, and Sustainability Committee leads the search for individuals qualified to become Directors and selects nominees to be presented for stockholder approval at each Annual Meeting of Stockholders and to fill vacancies on the Board of Directors. See “Proposal 1. Election of Directors - Director Qualifications and Selection Process.”

Mr. Deely serves as Chairman of the Corporate Governance, Nominating, and Sustainability Committee. This Committee held four meetings during the year ended December 31, 2020.

Risk Committee
The purpose of the Risk Committee is to provide oversight of Company-wide risk management practices to assist the Board in (i) overseeing that the executive team has identified and assessed all the risks that the organization faces and has established a risk management infrastructure capable of addressing those risks; (ii) overseeing in conjunction with other Board-level committees or the full Board, if applicable, risk, such as strategic, financial, credit, market, liquidity, cyber and physical security, property, information technology, legal, regulatory, reputational, and other risks; (iii) overseeing the division of risk-related responsibilities to each Board committee as clearly as possible and performing a gap analysis to determine that the oversight of any risks are not missed; and (iv) in conjunction with the full Board, approving the Company’s enterprise-wide risk management framework. The Company faces a number of material risks, including financial and operational risks. Accordingly, the Company conducts regular enterprise risk management reviews to identify and assess these risks, and to implement effective plans to manage them.

Mr. Crespo serves as Chairman of the Risk Committee. This Committee held five meetings during the year ended December 31, 2020.

20    2021 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS

Strategy and Acquisition Committee
The purpose of the Strategy and Acquisition Committee is to assist the Board in fulfilling its oversight responsibilities relating to the formulation and execution of strategy for the Company, risks and opportunities relating to such strategy, and strategic decisions regarding investments, acquisitions, and divestitures by the Company. The Strategy and Acquisition Committee (i) works with Management in the development of the Company’s strategy; (ii) monitors execution of the Company’s strategic plan, both domestically and internationally, against stated goals and objectives, and provides guidance and feedback as necessary; (iii) in conjunction with Management, develops an acquisition strategy that aligns with the Company’s long-term strategic plan; (iv) reviews each proposed acquisition by the Company above an established threshold in the context of various factors, including whether to recommend approval of the acquisition; (v) from time to time, reviews and recommends to the Board of Directors whether to exit an existing business or dispose of assets; and (vi) reviews and analyzes actions and results against stated goals and objectives.

Mr. Reed serves as Chairman of the Strategy and Acquisition Committee. This Committee held twelve meetings during the year ended December 31, 2020.

Compensation-Related Risk
To identify risks that could be created by our compensation policies and practices, the Compensation Committee reviews enterprise risk management assessments, and evaluates our controls to determine if they adequately mitigate compensation-related risks. If appropriate, controls are modified or supplemented. The Compensation Committee assessed our executive compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes our executive compensation programs, including the design of long-term incentive plans, oversight by the Compensation Committee, and sufficiency of control features, prevent unintentional material risk. In addition, stock ownership guidelines, the long-term nature of equity awards, share retention, and incentive compensation forfeiture, taken together, motivate Management to carefully consider risk in making business decisions and evaluating growth opportunities, and mitigate excessive risk-taking to achieve short-term results.
Compensation Recoupment Policy
The Board of Directors has adopted a compensation recoupment policy for executive officers that allows for the recovery of performance-based compensation amounts paid under an incentive compensation plan, including any discretionary bonus amounts and equity awards under the 2011 Plan or the 2018 Plan, or any successor plan, the amount, payment, and/or vesting of which was calculated based wholly, or in part, on the application of financial performance criteria. The policy applies in the event there is a required financial restatement due to material noncompliance with any financial reporting requirements under the securities laws, as determined by the Board of Directors, which results in performance-based compensation that would have been a lower amount if such compensation had been calculated based on such restated results. The policy is administered by the Compensation Committee, as more fully described in the policy, which is included in the Compensation Committee Key Practices.
Director Stock Ownership Requirements
To help align the personal interests of non-employee Directors with the interests of stockholders, all non-employee Directors are required to hold Company Common Stock, RSUs, or DSUs equivalent to 5x each non-employee Director’s annual cash retainer (exclusive of any cash retainer for serving as a Board or Committee chair). Equity interests that count toward satisfaction of the guidelines include shares owned outright by, or held in trust for the benefit of, the individual and his or her immediate family members residing in the same household, plus RSUs, DSUs, and stock awards (whether vested or unvested). Stock options (whether vested or unvested) do not count toward satisfaction of the guidelines. Non-employee Directors are required to achieve ownership in accordance with the guidelines within five years of the date they assume their position. As of the date of this Proxy Statement, all non-employee Directors satisfy the stock ownership requirements or are within that five-year period.
Team Members and Directors Guidelines for Business Conduct
The Company has Guidelines for Business Conduct that all management, team members, and Directors are required to annually sign and follow in conducting the Company’s business, and a Code of Ethics for Senior Financial Officers governing the conduct of its President and Chief Executive Officer, Chief Financial Officer, and the financial officers of the Company and its subsidiaries.
2021 PROXY STATEMENT    21

CORPORATE GOVERNANCE AND RELATED MATTERS

Management and Board Succession
The Board periodically reviews with the Chief Executive Officer and maintains a succession plan for executive officers, after considering recommendations from the Corporate Governance, Nominating, and Sustainability Committee. The plan is designed to ensure an effective transition of management of our operations to qualified executives upon the retirement of senior executives. The Board is also responsible for maintaining an emergency succession plan that is reviewed periodically with Management.
Contacting the Board of Directors
Any stockholder, or other interested party, who wishes to communicate with the Board of Directors, or our non-employee Directors as a group, or any member of the Board, may do so electronically by sending an e-mail to LCII@lci1.com or by writing to any Director c/o LCI Industries, 4100 Edison Lakes Parkway, Suite 210, Mishawaka, Indiana 46545. Communications received electronically or in writing will be distributed to the Chairman or the other members of the Board, as appropriate, depending on the facts and circumstances described in communications received. For example, communications regarding accounting, internal accounting, internal accounting controls, and auditing matters generally will be forwarded to the Chair of the Audit Committee.
Prohibition on Hedging by Directors and Team Members
The Board of Directors has adopted a Hedging Policy which prohibits the Company’s Directors, executive officers, team members, and their designees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s Common Stock. This prohibition applies to all shares of the Company’s Common Stock owned directly or indirectly by such persons. The Hedging Policy does not preclude the Company’s Directors, officers, team members, and their designees from engaging in general portfolio diversification.
22    2021 PROXY STATEMENT

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION
The following table summarizes compensation paid to non-employee Directors during fiscal 2020:
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
James F. Gero	$223,531	$140,085	$13,505	$377,121
Frank J. Crespo	$114,281	$140,085	$9,341	$263,707
Brendan J. Deely	$99,375	$140,085	$4,276	$243,736
Ronald J. Fenech	$97,031	$140,085	$8,568	$245,684
Tracy D. Graham	$100,875	$140,085	$4,276	$245,236
Virginia L. Henkels	$120,031	$140,085	$9,525	$269,641
Kieran M. O’Sullivan	$85,875	$140,085	$4,276	$230,236
David A. Reed	$105,875	$140,085	$4,276	$250,236
John A. Sirpilla	$84,375	$140,085	$4,664	$229,124
Total	$1,031,249	$1,260,765	$62,707	$2,354,721
(1)
Represents the Directors’ annual cash retainer amount and the additional annual cash fee paid to the Chairman of the Board and the Committee Chairs, as applicable, for the period of time they served in the respective positions in 2020, except for Messrs. Gero, Crespo, and Fenech, and Ms. Henkels, who elected to receive DSUs in lieu of their cash compensation for 2020. For those Directors, the amount shown represents the value, as of the date credited, of DSUs issued in lieu of cash compensation in payment of Directors’ fees. To encourage our Directors’ long-term ownership of the Common Stock of the Company, non-employee Directors may elect to accept DSUs in lieu of cash compensation in payment of Directors’ fees. An initial election to defer compensation for a calendar year must be made prior to December 31st of the preceding calendar year. The number of DSUs, credited at the fair market value of the stock on the date credited, is equivalent to 115 percent of the deferred fee. The DSUs are distributed in the form of shares of Common Stock of the Company at the end of the initial restriction or deferral period selected by the Director, subject to earlier distribution upon death, disability, or certain changes-in-control of the Company, and are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Until shares representing the DSUs are distributed, the Director does not have any rights of a stockholder of the Company with respect to such shares, other than to receive dividend equivalents in DSUs with the same deferral period as the underlying units, if dividends are issued to stockholders.

(2)
In May 2020, each non-employee Director who was elected at the 2020 Annual Meeting was granted 1,486 RSUs, having a value of approximately $140,000, as the annual equity grant component of Director compensation. The grant date fair value of the RSUs granted to Directors in May 2020 was $94.27 per share, the closing price on the grant date. These RSUs vest in full on the earlier of the first anniversary of the grant date and the date of the annual meeting of stockholders in the following year. Directors do not have any rights of a stockholder of the Company with respect to RSUs, other than to receive dividend equivalents in RSUs with the same vesting period, if dividends are issued to stockholders. Non-employee Directors can also receive non-qualified stock options or other stock-based awards under the 2018 Plan. No stock options or other stock-based awards were granted in fiscal 2020 to our non-employee Directors. As of December 31, 2020, the non-employee Directors held the following number of RSUs:

Name	RSUs Held at December 31, 2020
James F. Gero	1,486
Frank J. Crespo	1,486
Brendan J. Deely	1,486
Ronald J. Fenech	1,486
Tracy D. Graham	1,486
Virginia L. Henkels	1,486
Kieran M. O’Sullivan	1,486
David A. Reed	1,486
John A. Sirpilla	1,486
(3)	Represents the dollar value of dividend equivalents credited on stock awards in the applicable year when those amounts were not factored into the grant date fair value of the award.
2021 PROXY STATEMENT    23

DIRECTOR COMPENSATION

Discussion of Director Compensation
The Corporate Governance, Nominating, and Sustainability Committee has responsibility for recommending to the Board compensation and benefits for non-employee Directors. In discharging this duty, the Committee is guided by three goals: (1) compensation should fairly pay Directors for the time and service they provide; (2) compensation should align the interests of Directors with the long-term interests of stockholders; and (3) the structure of the compensation should be simple, transparent, and easy for stockholders to understand. The Corporate Governance, Nominating, and Sustainability Committee believes these goals are served by providing non-employee Directors with an annual retainer fee, fees for each meeting attended, or any combination thereof, and an annual stock-based award. Prior to determining compensation for non-employee Directors for fiscal 2020, the Corporate Governance, Nominating, and Sustainability Committee also consulted with Towers Watson Delaware, Inc., the Committee’s independent compensation consultant, regarding Director compensation mix and total compensation for Board and Committee service.
For fiscal 2020, non-employee Directors received a combination of an annual cash retainer of $110,000, which covers a Director’s attendance at up to 20 Board and Committee meetings, and an annual grant of RSUs valued at approximately $140,000 on the date of grant, which occurs on the date of the Annual Meeting following their election to the Board for a one-year term. Attendance at any meetings in excess of the 20 earns additional compensation of $1,500 per meeting. The Chairman of the Board and the Chair of each of the Audit Committee, the Compensation Committee, the Corporate Governance, Nominating, and Sustainability Committee, the Risk Committee, and the Strategy and Acquisition Committee received an additional annual fee for the additional responsibilities related to their respective positions. The following table sets forth the additional annual fees for the Board and Committee Chairs that were in effect during 2020:
Annual Fee for Board or Committee Chair
Board of Directors	$110,000
Audit Committee	$20,000
Compensation Committee	$16,500
Corporate Governance, Nominating, and Sustainability Committee	$15,000
Risk Committee	$15,000
Strategy and Acquisition Committee	$20,000
Annual retainer fees, meeting attendance fees, and chair fees are paid on a quarterly basis. As previously discussed, the Board of Directors reduced their quarterly retainer by 25% for the Company’s second fiscal quarter.
Non-employee Directors who join the Board of Directors other than on the date of an Annual Meeting receive pro-rated retainer amounts and equity awards.
As described in more detail in footnote (1) to the table above, to encourage our Directors’ long-term ownership of the Common Stock of the Company, non-employee Directors may elect to accept DSUs in lieu of cash compensation in payment of Directors’ fees.
Directors who are team members of the Company do not receive additional fees or other compensation for serving as Directors.
24    2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION
A Message from our Compensation Committee
Looking back at 2020 is a tale of several stories – leading to strong business performance in many of the markets in which LCI Industries participates. Despite the disappointments and challenges of 2020, including a period of uncertainty and temporary suspension of production for non-essential manufacturing, the recreational vehicle (“RV”) market soared as individuals saw the opportunity to get away with their families or friends in the safety and security of an RV as an alternative to using the airlines or going on a cruise.
The RV, recreational boat, and other markets in which LCI Industries provides products and services historically have been characterized by cycles of growth and contraction in consumer demand, often because the purchase of such products is viewed as a consumer discretionary purchase. While in the past, periods of economic recession have adversely affected operating results, 2020 was largely a different story.
In late March, in an effort to protect the health and safety of its team members and adhere to government mandates, LCI Industries and its operating subsidiary, Lippert Components, Inc., temporarily suspended production at select manufacturing facilities across North America and Europe. The suspension of production on a plant-by-plant basis was consistent with government mandates or due to customer closures. Production at facilities considered essential continued, utilizing reduced staff in conjunction with heightened cleaning and sanitization processes. Then, in early April, the Company announced an update affecting cash compensation of its senior executives. In response to the initial challenges resulting from the COVID-19 pandemic, the executive leadership team, general managers, and other executives across the Company voluntarily took temporary reductions to their base salaries. See the following page to learn more about these pandemic-related pay actions.
As production resumed in May and June, the executive leadership team demonstrated exceptional care and performance. They worked tirelessly to protect the health and safety of team members and comply with government mandates while meeting the needs of the market. Examples of some of the actions taken by leadership include:
•	Developing a pandemic playbook to guide reopening of production;
•	Ensuring that medical premiums were covered for furloughed team members;
•	Introducing a mobile COVID-19 testing site for production team members, and later creating a drive-through testing facility;
•	Continuing to pay team members who were out due to the virus; and, most recently,
•	Offering team members the opportunity to be a part of a Johnson & Johnson vaccine trial group.
As further detailed on the following page, these actions allowed the business to grow during uncertain times, returning value to stockholders and, ultimately, reaching an all-time high in the LCII stock price.
During the fall and winter, as a result of the 2020 say-on-pay vote, the Compensation Committee spent significant effort gathering feedback from holders of 71% of our institutionally held shares and incorporating that feedback, along with that of proxy advisory firms, into our compensation decisions. An overview of our efforts and the key themes we heard is included on pages 30–31 of the Compensation Discussion and Analysis (“CD&A”).
We strive to pay for performance and to ensure the goals and objectives of the executive leadership team are aligned with those of stockholders. As you review the following CD&A, you will see that the strong business performance we saw after emerging from the mandated temporary shutdown informed our decisions related to executive compensation payouts. We also consider the market and the unique situation in Elkhart County, Indiana, where our geographic proximity to so many other RV companies means competition for talent is high, so we must pay for performance to ensure the Company can retain its exceptional leadership team – helping continue to move LCI Industries into a strong future.
The Compensation Committee of the Board of Directors oversees LCI Industries’ executive compensation philosophy and reviews and approves compensation for our named executive officers. While LCI Industries’ Management and our independent compensation consultant provide input, it is the sole responsibility of the Compensation Committee to approve our executive compensation philosophy, plans, policies, programs, and decisions.
The Compensation Committee
Tracy D. Graham, Chairman
Brendan J. Deely
Virginia L. Henkels
Stephanie K. Mains
2021 PROXY STATEMENT    25

EXECUTIVE COMPENSATION

Summary of COVID-19 Pay Actions
As part of several cost saving and cash preservation measures to address the economic uncertainties caused by the COVID-19 pandemic, in early April 2020, the Company announced that its senior management agreed to temporarily forego certain 2020 compensation otherwise payable to them under their employment agreements. These included:
•	Messrs. Lippert and Smith reduced their salaries by 25% for eight weeks while the Company was in an uncertain period of plant shutdowns in April and May.
•	The other named executive officers reduced their salaries by 10% for the same eight-week time period.
•	The Board of Directors reduced their quarterly retainer by 25% for the Company’s second fiscal quarter.
As the impact of the pandemic on our business became more clear, and as our operations fully resumed production by mid-June, these pay reductions ceased.
Business Performance Highlights
In the face of extraordinary operational challenges, our executive leadership team led us through a tremendous period of uncertainty in 2020: the impact of the global COVID-19 containment efforts led to forced plant closures in March and April, followed by our team’s trailblazing efforts to create a safe working environment as team members returned to work in May, culminating in our ramping up production to meet unexpected and unprecedented recreational vehicle demand during a difficult supply chain environment. The term’s efforts and dedication led LCI to deliver what we consider to be outstanding results in 2020, including record revenue and double-digit earnings growth, despite a six-week period during which most of our facilities were closed. Some of the highlights from 2020:
•	Generated $2.8 billion in revenue, up 18% year-over-year.
•	Achieved double-digit Adjusted EBITDA[1] growth.
•	Realized Total Stockholder Return of 24%, outperforming our peer group with a ranking at the 66th percentile (see page 33 to view our peer group).
•	Returned $70.4 million to stockholders through the payment of dividends.
•
Made significant progress with respect to our long-term diversification strategy, closing on three acquisitions and expanding our market share across our RV, marine, adjacent aftermarket, and international businesses.

•	Grew Aftermarket revenues by 125% compared to 2019, or more than double year-over-year, due to organic growth and the addition of the CURT Group, which we acquired in late 2019.
(1)
Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period, which consisted of the inventory fair value step-up from the acquisition of CURT during the twelve-month period ended December 31, 2020.

Compensation Discussion and Analysis
LCI Industries supplies highly engineered components primarily to the original equipment manufacturers (OEMs) of recreational vehicles, buses, trailers, trucks, boats, trains, manufactured housing, and their related aftermarkets. We strive to be a leading supplier for component parts manufacturing in the markets in which we compete. Executing on this strategy requires a team of highly engaged and motivated leaders, who are rewarded in line with the performance they deliver.
To ensure our leaders are driven to deliver excellence for our team members, our customers, and our stockholders, our executive compensation program is designed to link business priorities with performance.
Our Executive Compensation Philosophy
Our executive compensation programs are based on a pay-for-performance philosophy and are designed to:
•	Enable the Company to attract, motivate, and retain highly-qualified senior executives who have the skills to drive our continued profitability, growth, and success;
•	Provide fair and equitable compensation that rewards executives for achieving specified financial goals and other key metrics;
•	Link a substantial portion of executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis; and
•	Align the interests of our executives with those of our stockholders.
26    2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis (“CD&A”) describes the 2020 compensation of our named executive officers (“NEOs”) listed below. It also provides an overview of our executive compensation program, which we continue to refine based on stockholder feedback, competitive market practice, and Company performance.
Named Executive Officer	Role
Mr. Jason D. Lippert	President and Chief Executive Officer (CEO)
Mr. Brian M. Hall	Executive Vice President and Chief Financial Officer (CFO)
Mr. Ryan R. Smith	Group President – North America
Mr. Jamie M. Schnur	Group President – Aftermarket
Mr. Andrew J. Namenye	Executive Vice President, Chief Legal Officer, and Corporate Secretary
Summary of Our 2020 Decisions
The Compensation Committee makes decisions regarding named executive officer total compensation (base salary, annual cash incentive objectives and payments, and annual equity grants) in connection with our annual performance review process. The table below summarizes its decisions as well as updates to the compensation programs for 2020 and 2021.
Factors That Guide Total Compensation Decisions	•	Our executive compensation philosophy
	•	Degree of achievement of key strategic financial and operational goals
	•	Recommendations of our President and CEO (other than with respect to his own compensation)
	•	Advice of an independent compensation consultant
	•	Stockholder input
	•	Market pay practices
	•	Current and historical executive compensation
	•	Executive compensation peer group comparison
2020 Compensation Changes and Key Decisions See pages 33 – 40 for more information
Base Salary

Effective January 1, 2020, Messrs. Lippert, Hall, and Namenye received base salary increases of 5.0% as a result of their accomplishments in 2019. Mr. Schnur received a base salary increase of 11.1% reflecting the increased level of responsibilities of his new role as Group President - Aftermarket and continued leadership of our Information Technology department. Mr. Smith received a base salary increase of 9.1% reflecting the increased level of responsibilities of his new role as Group President - North America.

As previously discussed, Messrs. Lippert and Smith decided to reduce their base salaries by 25% while the Company was in an uncertain period of plant shutdowns in April and May. The other NEOs voluntarily reduced their base salaries by 10%. These temporary reductions lasted for an eight-week period from April 20 to June 15, 2020.

Annual Cash Incentive

In February 2020, the Compensation Committee approved the annual revenue and Adjusted EBIT goals for the 2020 Annual Incentive Plan (the “AIP”). Then, in late March, in an effort to protect the health and safety of team members and adhere to government mandates, we temporarily suspended production at select manufacturing facilities across North America and Europe. The temporary suspension of production on a plant-by-plant basis was consistent with government mandates or due to customer closures. As a result, the majority of our plants were shut down for the month of April.

To help ensure our executives were fairly measured on their performance during the unprecedented events that occurred in 2020, including those outlined above, the Compensation Committee considered various alternatives, and ultimately approved an adjustment to our 2020 AIP revenue and Adjusted EBIT goals by removing the month of April, during which we suspended production as outlined above due to government mandates or customer closures, from both the target levels and the actual results. Based on the results for the 11-month period, 2020 AIP payouts were 124.57% of target.

2021 PROXY STATEMENT    27

EXECUTIVE COMPENSATION

Equity Grant Decisions

On March 1, 2020, Mr. Lippert received an annual equity grant with a fair market value of $5,350,000. Messrs. Hall, Namenye, Schnur, and Smith received annual equity grants with a fair market value ranging from $450,000 to $875,000. The value of the equity award granted to each NEO was based on his performance over the long term and during the prior year, his long-term potential and retention considerations, and market practices for comparable positions.

For Messrs. Lippert, Hall, Namenye, and Schnur, these annual equity grants consisted of 60% performance stock units (“PSUs”) and 40% restricted stock units (“RSUs”). These PSUs are based on return on invested capital (“ROIC”) performance measured at the end of the two-year period from 2020-2021, and any of these PSUs that are earned will vest in March 2023, following a one-year holding period.

Given the size, complexity, and strategic importance of several recent acquisitions, on March 1, 2020, Messrs. Lippert, Hall, Namenye, and Schnur also received a one-time equity grant of PSUs that could be earned based on the combined Adjusted EBITDA of Curt Acquisition Holdings, Inc., Lewmar Marine Ltd., and Polyplastic Group B.V. (the “Acquisitions”). The fair market value of this one-time equity grant was $800,000 for Mr. Lippert and ranged from $140,000 to $200,000 for Messrs. Hall, Namenye, and Schnur. The Adjusted EBITDA of these acquired companies was measured over the annual performance period of 2020.

Similar to the rationale used to adjust the 2020 AIP, the Compensation Committee reasonably accounted for the government-mandated shutdowns during the month of April by using budgeted Adjusted EBITDA for the month of April as opposed to actual Adjusted EBITDA when calculating Adjusted EBITDA for the full year in the PSU determination.

Mr. Smith, who became an executive officer in May 2020, received an equity grant consisting of 100% RSUs on March 1, 2020. He did not receive a grant of PSUs in 2020, consistent with the Company’s equity policy for non-executive officers.

RSUs for all of the current named executive officers vest over a three-year period, with one-third vesting each year on the anniversary of the grant date.

2021 Compensation Program Changes
In February and March 2021, the Compensation Committee discussed, reviewed, and approved executive compensation matters for 2021.

Base Salary

Effective January 1, 2021, Messrs. Lippert, Hall, and Namenye received base salary increases of 3%, 5.8%, and 3%, respectively, to more closely align their base salaries with the competitive market practice for their respective roles. Messrs. Schnur and Smith received a base salary increase of 20% and 25%, respectively, reflecting the scope and increased responsibilities of their roles, and to more closely align their base salaries with the competitive market practice for such roles. Messrs. Schnur and Smith were promoted to Group President – Aftermarket and Group President – North America, respectively.

Annual Cash Incentive

In establishing the terms of the 2021 AIP, the Compensation Committee determined to utilize Adjusted EBIT as the only performance measure for 2021 performance. Adjusted EBIT is the most important financial metric in our industry, and we believe is the largest driver of stockholder value creation. The Compensation Committee wanted to ensure the named executive officers were very well aligned to our customers, industry, and stockholders on this basis; hence, the shift in AIP design. In prior years, revenue achievement was 20% of the performance metric. Revenue growth remains very important to the Company, and we have demonstrated significant growth in this metric in recent years. We are committed to driving future profitable revenue growth even without having this metric in the AIP. In addition, the 2021 AIP structure provides that each named executive officer has a target cash incentive opportunity, with a payout opportunity of 50% of target if threshold Adjusted EBIT performance is achieved and a payout opportunity of 200% for Mr. Lippert and up to 175% for the other named executive officers if maximum Adjusted EBIT performance is achieved. Further, Mr. Smith is a participant in the 2021 AIP now that he is an executive officer at the time of the establishment of the 2021 AIP performance goals.

Equity Awards

No changes were made to the structure or metrics of the equity awards for 2021.

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EXECUTIVE COMPENSATION

Supporting Our Pay-For-Performance Philosophy
In support of our pay-for-performance philosophy and achievement of strong Company performance, the majority of the total direct compensation opportunity that our President and CEO and other named executive officers receive is “at-risk” and dependent upon future performance.
Consistent with the Company’s overall executive compensation philosophy, named executive officers are rewarded for their strong leadership and individual performance, while providing them with equity incentives to ensure alignment of their interests with those of our stockholders. For Mr. Lippert, 89% of his total direct compensation opportunity (base salary, target annual cash incentive, and target equity grants) is at-risk, as shown below. On average, the total direct compensation opportunity for our other named executive officers that is at-risk is 77%.
The majority of the total direct compensation opportunity for our named executive officers — 89% for our President and CEO and on average 77% for our other named executive officers — is “at-risk” based on the achievement of specific performance goals and stock price performance.
President & CEO	Other NEOs (Average)

Aligning Pay with Performance
We emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of his compensation comes from performance-based pay. For 2020, the performance-based components of our executive compensation program, other than the one-time equity grant described below, were designed as follows:
	Short-Term Incentive	Long-Term Incentive
	Annual Cash Incentive	Performance-Based Equity (60%)	Time-Based Equity (40%)
Objective	Reward achievement of short-term (annual) Company financial performance goals	Reward long-term financial results and drive stockholder value creation	Reinforce ownership in the Company Provide direct alignment with stockholders
Form	Cash	Performance Stock Units (PSUs)	Restricted Stock Units
Time Horizon	1 year	2-year measurement period followed by 1-year holding period	3 years
Metrics	Revenue – 20% weighting Adjusted EBIT – 80% weighting	ROIC	Stock price appreciation Continued employment
In 2020, four of the NEOs also received a one-time equity grant of PSUs, designed as follows:
Long-Term Incentive
Performance-Based Equity
Objective	Reward financial results and drive stockholder value creation
Form	Performance Stock Units
Time Horizon	1 year
Metrics	Adjusted EBITDA of the Acquisitions
2021 PROXY STATEMENT    29

EXECUTIVE COMPENSATION

Compensation Factors and Governance
The Compensation Committee applies a number of compensation governance features related to executive compensation, which are summarized below. We believe that these mechanisms help to align executive and stockholder interests.
WHAT WE DO
☑	Deliver executive compensation primarily through performance-based at-risk pay
☑	Maintain a peer group for benchmarking pay
☑	Set challenging short- and long-term incentive objectives
☑	Place a cap on the annual cash incentive payments that executives can receive
☑	Provide strong oversight that ensures adherence to equity grant regulations
☑	Maintain a clawback policy for annual cash incentive and equity compensation, as well as an anti-hedging/pledging policy
☑	Require stock ownership by our President and CEO and CFO, with minimum ownership levels defined by role
☑	Have double-trigger change-in-control arrangements
☑	Conduct an annual risk assessment to mitigate any compensation program-related risk having a material adverse effect on the Company
☑	Offer market-competitive benefits for executives that are consistent with the benefits provided to the rest of our employees
☑	Consult with an independent consultant on compensation levels and practices

WHAT WE DON’T DO
☒	No hedging or pledging of equity
☒	No guarantees or minimums related to base salary increases, annual cash incentives, or equity grants
☒	No gross-ups upon change in control
☒	No excessive perquisites
☒	No supplemental executive retirement plans

Stockholder Input on Executive Compensation
We value the opinions of our stockholders and regularly solicit input on our executive compensation program. In evaluating the design of our executive compensation and the compensation decisions for each of our named executive officers, the Compensation Committee considers stockholder feedback, including the advisory “say-on-pay” vote at our annual meeting. In 2020, 67.4% of the votes cast approved the compensation of our named executive officers. We responded with a proactive outreach program led by our Compensation Committee Chair, Tracy Graham.
In the fall of 2020, we reached out and solicited feedback from the holders of 71% of institutionally held shares. The following stockholder engagement activities allowed us to gather input with respect to our executive compensation program from 27.5% our stockholders during the second half of 2020:
•
General investor engagement events: The Company participated in various investor engagement events that gave Management the opportunity to engage with institutional stockholders to discuss the current and forward-looking business environment.

○	Management attended the virtual Baird 2020 Global Consumer, Technology & Services Conference, and CL King Best Ideas Conference, among others.
○	The Company participated in Non-Deal Roadshows (NDRs) with the majority of our covering analysts, which attracted a high volume of investors, given the virtual environment.
•
Investor outreach regarding compensation: The Company’s CFO, Brian Hall, and the Compensation Committee Chair, Tracy Graham, participated in a series of outreach calls with some of LCI’s top stockholders in December 2020 and January 2021. The conversations with stockholders were focused on compensation, and LCI leadership received helpful feedback on how investors evaluate this topic, what they consider best practices, and suggestions to the Compensation Committee on how to adjust the current remuneration framework. A summary of this feedback and the Company’s response is below.

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	Stockholder Feedback	LCI Response
Short-Term Incentives	Stockholders requested information about the changes made in the short-term incentive plan before 2020; specifically, regarding the increase in pay opportunity and changes in metrics.
Our recent stockholder outreach efforts are just the beginning of our ongoing effort to gather feedback and share information with transparency. Our revised CD&A structure is similarly intended to provide clear and transparent information on all of our executive compensation programs and decisions.

Some stockholders suggest the Company adopt ESG metrics in its incentive plans; in particular, adding performance goals related to the environment in the short-term incentive plan.
Our Compensation Committee continually reviews our executive compensation programs and incentives, making adjustments as appropriate based on a variety of factors, including market practice and stockholder input. As ESG continues to be an emerging priority, the Committee intends to consider utilizing ESG metrics in the future.

Long-Term Incentives	Investors want the Company to shift its long-term incentive program to a majority performance-based plan. The most recent figures disclosed show that the LTIP is 64% time-based.
As further explained in the Equity Grants section beginning on page 37, the Company awards a mix of PSUs and RSUs. Typically, the mix of PSUs and RSUs is 60% and 40%, respectively. In 2020, given the one-time equity grant of PSUs based on Adjusted EBITDA of the Acquisitions, the CEO’s mix was 65% PSUs and 35% RSUs. PSUs are performance-based and are earned if specific business performance metrics are achieved. In 2020, the other annual PSUs granted are based on ROIC, with a two-year measurement period followed by one-year holding period for any earned PSUs.

To strengthen our pay-for-performance culture, the Compensation Committee considers the feedback obtained from our investor outreach when making decisions relating to compensation for our named executive officers. We remain committed to ongoing, proactive stockholder outreach throughout 2021 and into the future. The Board strongly believes in engagement, communication, and transparency with the Company’s stockholders. The Company regularly participates in investor conferences and holds numerous meetings with institutional stockholders to discuss our financial performance, strategy, corporate governance, ESG practices, human capital management, and executive compensation program. The Company is committed to ongoing engagement with its investors on all appropriate matters, including executive compensation and governance.
Role of the Compensation Committee
The Compensation Committee administers the executive compensation program for all named executive officers as well as other executives within the Company. While Company Management provides input, it is the responsibility of the Compensation Committee to evaluate and approve our executive compensation philosophy, plans, policies, programs, and decisions.
The following table provides the steps the Compensation Committee follows to ensure the total compensation for our named executive officers is competitive, appropriately tied to performance, and does not promote undue risk taking.
STEP 1: Input on Compensation	STEP 2: Compensation Committee Decisions	STEP 3: Compensation Committee Oversight

At the beginning of each year, Management, including the President and CEO, provides recommendations to the Compensation Committee on the compensation of the named executive officers. The CEO does not make recommendations on his own pay.

These recommendations take into consideration the competitive market pay data provided by the Compensation Committee’s independent consultant, as well as an evaluation of the named executive officer’s role, contributions and performance in achieving Company performance, and long-term potential.

The Compensation Committee considers these recommendations together with the input of its independent compensation consultant and subsequently the Compensation Committee determines the named executive officers’ compensation, ensuring that it is aligned with our compensation philosophy.

All aspects of the CEO’s compensation are determined solely by the Compensation Committee, with input from its independent compensation consultant.

The Compensation Committee ensures that performance metrics are consistent with the financial, operational, and strategic goals set by the Board, the performance goals are sufficiently ambitious, and that amounts paid (when specified performance levels are achieved) are consistent with our executive compensation philosophy.

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STEP 1: Input on Compensation	STEP 2: Compensation Committee Decisions
(See more below on the Compensation Committee’s independent compensation consultant.)
For the coming year, the Compensation
Committee reviews and approves:

•  Objectives for each named executive officer
•  Variable pay target opportunities for annual
cash incentive compensation and long-
term equity incentives
•  Performance metrics for the annual cash
incentive and equity grants

Role of the Independent Compensation Consultant
Though the Compensation Committee has ultimate responsibility for compensation-related decisions, it retains Willis Towers Watson as a consultant on executive compensation matters. Willis Towers Watson provides market analyses and input that inform the Committee’s decisions, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews various executive compensation proposals presented by Management to the Compensation Committee, and works with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders.
Pursuant to the rules of the Securities and Exchange Commission (“SEC”), the Committee has reviewed the SEC’s independence factors for compensation advisers and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the Committee.
Role of the Executive Compensation Peer Group
To help ensure we provide our named executive officers with fair and market-competitive compensation and to support retention of our key leaders, we annually review the compensation we offer our executives against executives within our peer group of companies.
In 2020, this peer group consisted of companies determined to be:
•	Similar in size (revenue and market capitalization), complexity, and global reach to LCI Industries;
•	In the auto parts and equipment industry or a similar industry; and
•	In competition with LCI Industries for executive talent.
LCI Industries is currently at the 54th percentile for median revenue when compared to the peer group. We design our total compensation packages to provide pay for performance, tracking when our results exceed or fall short of our financial and operational goals.
Defining our executive compensation peer group is a challenge given the complexity of our business as well as our concentrated geographic footprint. The Compensation Committee considers the unique situation in Elkhart County, Indiana, where our geographic proximity to so many other RV companies means competition for talent is high. Attracting talent to Elkhart County is an ever-present challenge as well. Thus, while many of our competitors are not publicly-traded companies, and therefore do not disclose their compensation practices for benchmarking, we must consider local pay practices as we make decisions about executive compensation. We look at market data alongside our decades of industry experience and knowledge of local RV industry pay practices and models to help ensure the Company can incentivize and engage our talented senior leadership team and broader workforce who are key to our continued business success.
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Our peer group is regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of its independent compensation consultant. The Compensation Committee in 2019 approved the following companies as part of our peer group, which continued without changes in 2020.
2020 Executive Compensation Peer Group
A. O. Smith	Graco	Patrick Industries
American Axle & Manufacturing	Hubbell, Inc.	Terex Corporation
Brunswick	ITT, Inc.	Thor Industries
Carlisle Companies	Lincoln Electric Holdings	Visteon
Dana	Meritor	Watts Water Technologies
Donaldson	Modine Manufacturing	Winnebago Industries
ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM
Our executive compensation consists of fixed pay and variable pay, including cash and non-cash components. The table below summarizes the various elements of executive compensation and their objectives:
	Objective	Type of Compensation		Key Features
Base Salary	Provide competitive fixed pay that is tied to the market and allows us to attract, retain, and motivate executives within the auto parts and equipment industry and broader market	Cash	•	Reflects individual skills, experience, responsibilities, and performance over time
			•	Influences annual cash and long-term incentive opportunities
Short-Term Incentive —Annual Cash Incentive	Encourage focus on short-term business performance	Cash	•	Performance-based reward tied to achievement of short- term (annual) financial performance goals
			•	Pays only if threshold performance levels are met or exceeded
Long-Term Incentive —Performance Stock Units (PSUs)	Increase multi-year profitability and stock price	Equity	•	Performance-based rewards tied to achievement of long-term performance goals
			•	Vests only if threshold performance levels are met or exceeded
			•	Links value to stock price
Long-Term Incentive —Restricted Stock Units (RSUs)	Closely align executive and stockholder interests and aid in retention	Equity	•	Promotes retention and enhances executive stock ownership
			•	Links value to stock price
Other Benefits	Aid in attracting and retaining executive talent	Benefit	•	Severance provisions to protect Company and NEOs from certain termination events
			•	Broad-based benefits available to all team members
			•	A Deferred Compensation Program
Analysis of 2020 Compensation Decisions
Base Salary
We establish base salaries for named executive officers that reflect each executive’s experience, expertise, and the complexity of their role, as well as current competitive compensation data. The Compensation Committee reviews base salaries of our named executive officers annually, and it approves any increases after considering factors such as performance, market competitiveness, and affordability.
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2020 Base Salary Decisions
Effective January 1, 2020, Messrs. Lippert, Hall, and Namenye received base salary increases of 5.0% as a result of their accomplishments in 2019. Mr. Schnur received a base salary increase of 11.1% reflecting the increased level of responsibilities of his new role as Group President - Aftermarket and continued leadership of our Information Technology department. Mr. Smith received a base salary increase of 9.1% reflecting the increased level of responsibilities of his new role as Group President - North America.
As previously discussed, Messrs. Lippert and Smith decided to reduce their base salaries by 25% while the Company was in an uncertain period of plant shutdowns in April and May. The other NEOs voluntarily reduced their base salaries by 10%. These temporary reductions lasted for an eight-week period from April 20 to June 15, 2020.
	2019 Salary	2020 Approved Salary	Percent Change	2020 Actual Salary(1)
Mr. Jason D. Lippert	$1,004,250	$1,054,000	5.0%	$1,013,462
Mr. Brian M. Hall	$450,000	$472,500	5.0%	$465,231
Mr. Ryan R. Smith	$550,000	$600,000	9.1%	$576,923
Mr. Jamie M. Schnur	$450,000	$500,000	11.1%	$492,308
Mr. Andrew J. Namenye	$412,000	$432,600	5.0%	$425,945
(1)	Reflects actual base salary paid in 2020 after temporary eight-week reductions.
2021 Base Salary Decisions
The NEOs received base salary increases effective January 1, 2021. The increases for Messrs. Lippert, Hall, and Namenye are intended to align their base salaries with the competitive market practice for their respective roles. Messrs. Smith and Schnur received increases reflecting their new roles and increased responsibilities, and to more closely align their base salaries with the competitive market practice for such roles as outlined above.
	2020 Approved Salary	2021 Approved Salary	Percent Change
Mr. Jason D. Lippert	$1,054,000	$1,085,620	3.0%
Mr. Brian M. Hall	$472,500	$500,000	5.8%
Mr. Ryan R. Smith	$600,000	$750,000	25.0%
Mr. Jamie M. Schnur	$500,000	$600,000	20.0%
Mr. Andrew J. Namenye	$432,600	$445,578	3.0%
Annual Cash Incentive
Our 2020 AIP provides named executive officers with the opportunity to earn a cash incentive award when they deliver strong annual Company financial performance. Annual cash incentives are paid based on the Company’s achievement of annual performance goals determined by the Compensation Committee within the first 90 days of each year. The 2020 AIP was based on Company performance — revenue (20% weighting) and Adjusted EBIT (80% weighting). Each named executive officer has a target cash incentive opportunity, with no minimum (that is, the actual payment could be 0%) and a cap at 150% of the named executive officer’s target.
Because Mr. Smith did not become an executive officer until May 2020, for the 2020 fiscal year, he participated in a non-NEO cash incentive program, under which payouts were based solely on the Company’s EBIT for 2020.
Annual Incentive Plan and Other Cash Incentive Performance Metrics
Revenue and Adjusted EBIT were selected as the 2020 AIP performance metrics as they are key indicators of the strength of our business, and the Compensation Committee believes that they drive long-term stockholder return.
In February 2020, the Compensation Committee approved the annual performance goals for the 2020 AIP. Then, in late March, in an effort to protect the health and safety of team members and adhere to government mandates, we temporarily suspended production at select manufacturing facilities across North America and Europe. The temporary suspension of production on a plant-by-plant basis was consistent with government mandates or due to customer closures. As a result, the majority of our plants were shut down for the month of April.
To help ensure our executives were fairly measured on their performance during the unprecedented events that occurred in 2020, including those outlined above, the Compensation Committee considered a number of different alternatives to measure the executive officers under the 2020 AIP that were aligned not only with their strong performance and leadership in 2020, but also with actual Company results during the majority of the year.
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Following an in-depth review and discussions of these various alternatives, in December 2020, the Compensation Committee approved the removal of the April 2020 revenue and Adjusted EBIT amounts from both the performance goal levels previously established and from the actual results for the year, effectively moving from a full-year measurement period to an 11-month (excluding April 2020) measurement period. The Compensation Committee also reviewed the fact that revenue and Adjusted EBIT in both of the months of March and May 2020 were well below the original target goal levels, but determined to limit its adjustment to just exclude the month of April 2020.
The 2020 AIP provided for the following revenue goals for 2020, both on the original full-year basis and on the revised 11-month basis:
	Full-Year Revenue Goals ($M)	Revised 11-Month Revenue Goals ($M)(1)	Incentive Payout
Below Threshold	$—	$—	0% of Target
Threshold	$2,025,671	$1,841,148	50% of Target
Target	$2,700,894	$2,454,864	100% of Target
Maximum	$3,376,118	$3,068,580	150% of Target
(1)	Adjusted goal based on 11-month measurement period was approved by the Compensation Committee in December 2020.
The 2020 AIP provided that to the extent that the overall threshold associated with revenue is achieved or exceeded, the payment amount under the revenue goal for each participant would be calculated by multiplying 20% of the participant’s target cash incentive amount by the applicable incentive payout percentage as set forth in the table above. When revenue performance is between inflection points set forth above, linear interpolation will be used to determine the payout amount under the revenue goal.
The 2020 AIP provided for the following Adjusted EBIT goals for 2020, both on the original full-year basis and on the revised 11-month basis:
	Full-Year Adjusted EBIT Goals ($M)	Revised 11-Month Adjusted EBIT Goals ($M)(1)	Incentive Payout
Below Threshold	$—	$—	0% of Target
Threshold	$184,925	$164,815	50% of Target
Target	$246,566	$219,753	100% of Target
Maximum	$308,208	$274,691	150% of Target
(1)	Adjusted goal based on 11-month measurement period was approved by the Compensation Committee in December 2020.
The 2020 AIP provided that to the extent that the overall threshold associated with Adjusted EBIT is achieved or exceeded, the payment amount under the Adjusted EBIT goal for each participant would be calculated by multiplying 80% of the participant’s target cash incentive amount by the applicable incentive payout percentage as set forth in the table above. When Adjusted EBIT performance is between inflection points set forth above, linear interpolation will be used to determine the payout amount under the Adjusted EBIT goal.
For purposes of the 2020 AIP, revenue and Adjusted EBIT mean the Company’s 2020 consolidated net sales and the Company’s consolidated net income before interest and taxes, respectively, in each case as adjusted by the Committee for events that are unusual in nature or infrequently occurring, including without limitation a change in control, acquisitions, divestitures, restructuring activities, or asset write-downs, or for changes in applicable tax laws or accounting principles.
Because Mr. Smith did not become an executive officer until May 2020, for the 2020 fiscal year, he participated in a non-NEO cash incentive program, under which payouts were based solely on the Company’s EBIT for 2020. Under this program, a cash incentive pool was funded based on a 2020 EBIT goal of $246.6 million, with each participant being assigned a percentage share of such pool. Mr. Smith’s percentage was 0.978%. The Compensation Committee did not make any adjustments with respect to the measurement period of 2020 EBIT or the target payouts under this non-NEO cash incentive program.
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In addition, in March 2020, the Compensation Committee established an additional cash incentive opportunity of $300,000 for Mr. Schnur, based on the level of achievement of the following performance goals, which were important Company initiatives for 2020 within his area of responsibility:
Business Objective	Goal	Metrics
Aftermarket Sales Growth	Create a cross-selling and up-selling program for the 39 Contact Center	•	Develop and implement formal sales training plan for the Contact Center
		•	Measure direct-to-consumer sales originating from chat or calls
Create Consumer Focused Brand	Create outdoor lifestyle brand	•	Complete global brand assessment
		•	Launch the Company’s aftermarket brand
		•	Launch social media and marketing campaigns
Expand OneControl Platform	Diagnostic Trouble Code (DTC) offering	•	Create 4+ new DTCs for eco-system
		•	Finalize future digital platform strategy
2020 Annual Cash Incentive Payouts (paid in March 2021)
Actual revenue and Adjusted EBIT results achieved in 2020, excluding the month of April as discussed above, were strong. In February 2021, the Committee met and determined the degree to which the revenue and Adjusted EBIT goals under the 2020 AIP were achieved in 2020. Revenue for the 11-month period in 2020 was $2.74 billion (full-year revenue of $2.80 billion, less April 2020 revenue of $0.60 billion), resulting in a 123.03% of target payout multiple for this measure. Adjusted EBIT for the 11-month period in 2020 was $247.2 million (full-year EBIT of $222.9 million, plus April 2020 negative EBIT of $24.3 million), resulting in a 124.95% of target payout multiple for this measure. On a weighted basis, the overall percent of target achieved under the 2020 AIP was 124.57%. Adjusted EBIT is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.
With respect to the 2020 non-NEO cash incentive program that Mr. Smith participated in, full-year 2020 EBIT was $222.9 million (full-year 2020 net income of $158.44 million, plus $51.041 million of provision for income taxes, and plus $13,453 million of interest expense, net), which was 90.42% of the target 2020 EBIT goal of $246.6 million. The Compensation Committee determined Mr. Smith’s resulting payout based on these results and his percentage payout opportunity as discussed above. Adjusted EBIT is a non-GAAP financial measure.
As a result of the Compensation Committee’s determinations as described above, the following table sets forth the cash incentive payment amount to each named executive officer under the 2020 AIP (or in Mr. Smith’s case, the non-NEO cash incentive program):
	Target Cash Incentive	Revenue Amount	Adjusted EBIT Amount	Cash Payment Under 2020 AIP	Actual as a % of Target
Mr. Jason D. Lippert	$2,400,497	$590,655	$2,399,529	$2,990,184	124.57%
Mr. Brian M. Hall	$500,208	$123,079	$500,006	$623,085	124.57%
Mr. Ryan R. Smith	$2,410,435	N/A	$2,179,414	$2,179,414	90.42%
Mr. Jamie M. Schnur	$500,208	$123,079	$500,006	$623,085	124.57%
Mr. Andrew J. Namenye	$370,334	$91,123	$370,185	$461,308	124.57%
In addition, in March 2021, the Compensation Committee determined that Mr. Schnur had fully achieved the performance goals under the additional cash incentive opportunity provided to him, and therefore he received the full payout of $300,000 under that arrangement.
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Equity Grants
Equity grants help to align executive interests with those of our stockholders. The Compensation Committee considers Company performance, individual performance, long-term potential, and market practice when determining the value and type of equity. We award a mix of PSUs and RSUs. Typically, the mix of PSUs and RSUs is 60% and 40%, respectively. In 2020, given the one-time equity grant of PSUs based on Adjusted EBITDA of the Acquisitions, the CEO’s mix was 65% PSUs and 35% RSUs, as pictured below:
Target CEO Equity Mix	2020 CEO Equity Mix

In February 2020, the Compensation Committee approved terms and conditions for equity grants of PSUs and RSUs for the Company’s senior officers, including the named executive officers, pursuant to the 2018 Plan.
The PSUs awarded to the named executive officers consisted of PSUs based on the Company’s ROIC (as hereinafter defined) for the 2-year period from 2020-2021 (the “2020 ROIC PSUs”), and PSUs based on the extent to which the combined Adjusted EBITDA of the Acquisitions met predetermined goals in 2020 (the “2020 EBITDA PSUs”). The 2020 EBITDA PSUs were intended to help drive alignment and focus the named executive officers on profitable growth of the recent acquisitions.
The annual RSUs granted in 2020 to the named executive officers vest over a three-year period, with one-third vesting each year on the anniversary of the grant date.
	2020 Annual Performance Stock Units (PSUs)	2020 Annual Restricted Stock Units (RSUs)
Definition	Notional units that will be settled in shares of LCII common stock on a one-for-one basis, if and to the extent certain performance metrics are achieved and subject to any additional vesting period	Notional units that will be settled in shares of LCII common stock following the applicable vesting dates
% of Typical Annual Equity Grant	60%	40%
Performance Metric	ROIC	Time/Service
Vesting	Two-year measurement period (2020-2021) with number of PSUs earned based on achievement of performance goals; followed by one-year holding period prior to vesting (March 2023)	Annually over three years
The grant of 2020 EBITDA PSUs is designed as follows:
2020 EBITDA PSUs
Definition	Notional units that will be settled in shares of LCII common stock on a one-for-one basis, if and to the extent certain performance metrics are achieved
Performance Metric	Adjusted EBITDA of the Acquisitions
Vesting	One-year measurement period (2020) with number of PSUs earned based on achievement of performance goals; vesting to occur immediately after earned number of PSUs is determined
Annual Equity Compensation Grants
Annual equity grants are typically made in March of each year. The following criteria are evaluated for each of our named executive officers when determining the value of their annual equity award:
•	Performance over the long term;
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•	Performance during the prior year;
•	Long-term potential;
•	Retention considerations; and
•	Market practices for comparable positions.
Performance Stock Units: 2020 ROIC PSUs
The 2020 ROIC PSUs provide that the number of PSUs that could be earned will be based on whether and to what extent ROIC performance goals for the two-year period from January 1, 2020 through December 31, 2021 are satisfied, and that any earned 2020 ROIC PSUs will vest one year from the date that the Compensation Committee certifies the performance results, in March 2023. The final number of 2020 ROIC PSUs earned could be from 50% of target for performance at the threshold level up to 200% of target for maximum performance:
ROIC Performance	Multiple of Target Number of Units
16.60% (Threshold)	0.50x
18.70%	0.75x
20.80% (Target)	1.00x
21.85%	1.50x
22.90% (Maximum)	2.00x
If ROIC performance is between inflection points, linear interpolation will be used to determine the number of earned 2020 ROIC PSUs.
The term “ROIC,” or “Return on Invested Capital,” means Operating Profit divided by Average Invested Capital, where: (i) “Operating Profit” is the Company’s fiscal year consolidated operating profit, as detailed in the Company’s financial statements filed with the SEC; and (ii) “Average Invested Capital” is the average of the prior year end and current year quarterly (Total Stockholders Equity + Indebtedness) – (Cash, Cash Equivalents, and Short-Term Investments).
“Total Stockholders’ Equity” is the Company’s total stockholders’ equity as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC.
“Indebtedness” is the Company’s indebtedness as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC.
“Cash, Cash Equivalents, and Short-Term Investments” is the sum of the cash, cash equivalents, and short-term investments as of the particular measurement date, as detailed in the Company’s financial statements filed with the SEC.
In addition, the Committee may adjust ROIC to exclude the impact of the following: (i) accretion expense; (ii) goodwill impairment; (iii) charges for reorganizing or restructuring; (iv) charges from asset write-downs; (v) acquisitions or divestitures; (vi) foreign exchange gains or losses; (vii) changes in accounting principles or tax laws, rules, or regulations, including, without limitation, the effect of the U.S. tax reform act signed into law on December 22, 2017; and (viii) extraordinary, unusual, transition, one-time, and/or non-recurring items as determined by the Committee from time to time.
Performance Stock Units: 2020 EBITDA PSUs
The 2020 EBITDA PSUs provide that the number of PSUs that could be earned will be based on whether and to what extent the combined Adjusted EBITDA of the Acquisitions performance goals for the one-year period of January 1, 2020 through December 31, 2020 were satisfied, and that any earned 2020 EBITDA PSUs will vest on the earlier of March 1, 2021 or the date the Compensation Committee certifies the performance results in March 2021. The final number of 2020 EBITDA PSUs earned will be determined in proportion to the Adjusted EBITDA of the Acquisitions over the threshold amount, up to the maximum Adjusted EBITDA of the Acquisitions, in accordance with the chart below:
Combined Adjusted EBITDA of the Acquisitions Performance	Multiple of Target Number of Units
$51.9 million (Threshold)	0.80x
$60.9 million (Target)	1.00x
$69.0 million (Maximum)	2.00x
When combined Adjusted EBITDA of the Acquisitions performance is between inflection points, linear interpolation will be used to determine the number of Units.
The term “Adjusted EBITDA” means the earnings before interest, taxes, depreciation, and amortization for 2020, as may be further adjusted by the Committee to exclude the impact of the following: (i) accretion expense; (ii) goodwill impairment; (iii) charges for reorganizing or restructuring;
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(iv) charges from asset write-downs; (v) acquisitions or divestitures; (vi) foreign exchange gains or losses; (vii) changes in accounting principles or tax laws, rules, or regulations, including, without limitation, the effect of the U.S. tax reform act signed into law on December 22, 2017; and (viii) extraordinary, unusual, transition, one-time, and/or non-recurring items as determined by the Committee from time to time.
“Acquisitions” means the businesses acquired by the Company pursuant to the Company’s acquisitions of: (i) Polyplastic Group B.V.; (ii) Curt Acquisition Holdings, Inc.; and (iii) Lewmar Marine Ltd.
Restricted Stock Units
The annual RSUs granted in 2020 to the named executive officers vest over a three-year period, with one-third vesting each year on the anniversary of the grant date. The Compensation Committee believes the RSUs granted to our executives and team members constitute an effective incentive to achieving long-term Company success and are an important compensation component to our executives and team members. The number of RSUs granted to each named executive officer in 2020 was value-based after consideration by the Compensation Committee of factors and events relative to the Company’s performance, the expense related to the RSUs, resulting dilution, the element of motivation that equity awards provide, and other factors.
2020 Equity Compensation Grant
In March 2020, all of the named executive officers except Mr. Smith received an annual equity grant of PSUs and RSUs. Mr. Smith received a grant of RSUs consistent with his status as a non-NEO at that time. The number of PSUs (at target) and RSUs (at target) granted is set forth in the table below and was determined by dividing the equity value assigned to each named executive officer by the 15-day average trading price through the date of grant.
	ROIC PSUs Target Number	ROIC PSUs Target Value	EBITDA PSUs Target Number	EBITDA PSUs Target Value	RSUs Number	RSUs Value	Target Value of Equity Grants
Mr. Jason D. Lippert	28,741	$3,210,000	7,163	$800,000	19,161	$2,140,000	$6,150,000
Mr. Brian M. Hall	4,701	$525,000	1,612	$180,000	3,134	$350,000	$1,055,000
Mr. Ryan R. Smith(1)	N/A	N/A	N/A	N/A	4,030	$450,000	$450,000
Mr. Jamie M. Schnur	4,191	$468,000	1,791	$200,000	2,794	$312,000	$980,000
Mr. Andrew J. Namenye	3,492	$390,000	1,254	$140,000	2,328	$260,000	$790,000
(1)	Mr. Smith did not receive a PSU grant in 2020.
Performance Results for 2020 EBITDA PSUs
Consistent with the principles used to adjust the 2020 AIP, and after significant due diligence and consideration of all major stakeholders, the Compensation Committee reasonably accounted for the government-mandated shutdowns during the month of April by counting budgeted Adjusted EBITDA for the month of April as opposed to actual Adjusted EBITDA when calculating Adjusted EBITDA for the full year in the PSU determination. The Committee viewed the inclusion of budgeted versus actual performance for April as a proxy for what the outcome would likely have been if not for the government-mandated shutdown. Utilizing this methodology, the Compensation Committee determined that the combined Adjusted EBITDA of the Acquisitions for the year ended December 31, 2020 was $57.4 million, resulting in performance at 92.28% of target. The 2020 EBITDA PSUs earned are displayed below.
	2020 EBITDA PSUs at Target	2020 EBITDA PSUs Target Value	2020 EBITDA PSUs Earned
Mr. Jason D. Lippert	7,163	$800,000	6,610
Mr. Brian M. Hall	1,612	$180,000	1,488
Mr. Ryan R. Smith(1)	N/A	N/A	N/A
Mr. Jamie M. Schnur	1,791	$200,000	1,653
Mr. Andrew J. Namenye	1,254	$140,000	1,157
(1)	Mr. Smith did not receive a PSU grant in 2020.
The earned 2020 EBITDA PSUs vested on March 1, 2021.
Adjusted EBITDA is a non-GAAP financial measure. Refer to Appendix A to this Proxy Statement for a reconciliation of this non-GAAP financial measure to the corresponding GAAP measure.
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EXECUTIVE COMPENSATION

Retirement Savings Programs
In 2020, we provided retirement benefits to our named executive officers through the defined contribution retirement savings plan, which is the same plan available to all team members. We do not maintain any defined benefit retirement plans or other pension or profit-sharing plans.
In 2020, the Company matched a portion of contributions to the 401(k) plan up to the 2020 statutory maximum of $11,400 per team member. The aggregate amount of the Company’s contributions with respect to the named executive officers was $57,000 for 2020. Although our 401(k) plan permits profit-sharing contributions, the Company has not made any such contributions to the plan.
To provide a means for deferral of taxation on compensation, the Company maintains an Executive Non-Qualified Deferred Compensation Plan (the “Deferral Plan”) for certain executives, including the named executive officers. The Company does not make any contributions to the Deferral Plan, but is responsible for certain costs of Deferral Plan administration, which are not significant. Pursuant to the Deferral Plan, the named executive officers are eligible to defer all or a portion of their earned base salary and incentive compensation. Each participant is fully vested in all deferred compensation and earnings on investments credited to his or her account because the Deferral Plan participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from our general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.
Other Benefits
As a competitive team member benefit, we provide team member health insurance in which the named executive officers participate, the aggregate cost of which for the named executive officers was $49,000 for 2020. We also provide other team member benefits in which the named executive officers participate, including life and disability insurance, and an automobile allowance together with related expenses. We do not provide or reimburse our executives for personal use of an airplane, or for financial planning, tax preparation, or home security.
Severance
In February 2015, the Compensation Committee approved and adopted a form of Executive Employment Agreement for senior officers that has an initial three-year term with automatic one-year renewals and that provides severance payments or other benefits under certain circumstances following termination. The Compensation Committee believes the Executive Employment Agreements serve as appropriate retention tools for the Company’s executives by providing security in the event of an unplanned termination of employment for reasons other than cause. Furthermore, from time to time, we examine various strategic alternatives, and the provisions of the Executive Employment Agreements are important to retain these key executives whose continued employment might be at risk for reasons other than cause. The specific terms of the Executive Employment Agreements are summarized in “Potential Payments on Termination or Change-in-Control” on page 49.
The 2011 Plan and the 2018 Plan, and the related award agreements, contain provisions regarding treatment of outstanding equity awards upon a change in control of the Company and upon certain terminations of employment, as further described in “Potential Payments on Termination or Change-in-Control” on page 49.
Other Key Features of Our Executive Compensation Program
As we look to the future of the Company, we have adopted policies to help drive sustainable growth by further aligning the financial interests of our executives and stockholders with long-term stock price performance. This will help limit excessive risk-taking and executive misconduct through stock ownership guidelines and a clawback policy, as outlined below.
Stock Ownership Guidelines
To further align the personal interests of senior executives with the interests of our stockholders, we have established guidelines for ownership of the Company’s common stock by our Chief Executive Officer and Chief Financial Officer as a multiple of the executive’s cash base salary as of December 31, 2020, as set forth in the following table:
Position	Stock Ownership Guideline
CEO	5 times base salary
CFO	3 times base salary
Equity interests that count toward satisfaction of the guidelines include shares owned outright by, or held in trust for the benefit of, the executive and his immediate family members residing in the same household, plus DSUs and RSUs (whether vested or unvested), as well as PSUs (if unearned, the target number is included, or if earned, the earned number is included, whether vested or unvested). These executives are required to achieve ownership in accordance with the guidelines within three years of the date they assume their position. At December 31, 2020, both of the CEO and CFO were in compliance with the guidelines.
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EXECUTIVE COMPENSATION

Clawback Policy
The Dodd-Frank Act requires the SEC to adopt rules requiring companies to develop and implement a policy to recapture excess incentive compensation that was paid to certain executives if based on erroneous financial statements (“clawback”). Final rules have not yet been adopted implementing the clawback requirements. Rather than continue to wait for such rules, in 2014, the Board of Directors determined it was prudent to adopt a compensation recoupment policy for executive officers that allows for the recovery of performance-based compensation amounts paid under an incentive compensation plan, including any discretionary bonus amounts and equity awards under the 2011 Plan or 2018 Plan, or any successor plan, the amount, payment, and/or vesting of which was calculated based wholly, or in part, on the application of financial performance criteria. The policy applies in the event there is a required financial restatement due to material noncompliance with any financial reporting requirements under the securities laws, as determined by the Board of Directors, which results in performance-based compensation that would have been a lower amount if such compensation had been calculated based on such restated results. The policy is administered by the Compensation Committee, as more fully described in the policy. The Company may amend its policy when the SEC promulgates the final rules. Additionally, all awards of incentive compensation are granted subject to the 2011 Plan or the 2018 Plan, as applicable, each of which provides that the Compensation Committee may review any equity award if the amount, payment, or vesting of such award was based on an entry in the financial statements that is the subject of a restatement, and cancel all or any portion of such awards and require the participant to repay to the Company all or any portion of the gain realized on the exercise of equity awards and the value realized on other awards.
Impact of Accounting and Tax Requirements on Compensation
Section 162(m) of the Code limits the deductibility of compensation paid by a publicly-held company to certain executive officers to $1 million per covered officer in any fiscal year. Previously, this limitation applied only to compensation which was not considered performance-based under the Section 162(m) rules, and the 2011 Plan was structured so certain performance-based incentive compensation could qualify as performance-based compensation not subject to the $1 million limitation. However, in December 2017, the performance-based exception was repealed as part of the Tax Cuts and Jobs Act (the “TCJA”), such that compensation paid in excess of $1 million to certain of our executives will not be deductible going forward, unless it qualifies for transition relief applicable to certain performance-based arrangements in place as of November 2, 2017.
Section 409A of the Code
Our compensation plans and arrangements are designed to comply with Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.
Although the Committee generally considers the tax and accounting implications of its compensation decisions, the primary drivers for determining the amount and form of executive compensation are the attraction, motivation, and retention of executive talent rather than the Internal Revenue Code or accounting requirements.
2021 PROXY STATEMENT    41

EXECUTIVE COMPENSATION

Report of the Compensation Committee
We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our 2020 Annual Report on Form 10-K.
Respectfully submitted,

The Compensation Committee of the Board of Directors

Tracy D. Graham, Chairman Brendan J. Deely Virginia L. Henkels Stephanie K. Mains
The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.
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EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth the annual compensation awarded to or earned by our Named Executive Officers for the years ended December 31, 2020, 2019, and 2018:
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Jason D. Lippert President and Chief Executive Officer	2020	$1,013,462	$—	$5,316,527	$2,990,184	$189,578	$9,509,751
	2019	$1,004,250	$—	$7,567,765	$1,226,253	$297,369	$10,095,637
	2018	$975,000	$—	$4,544,581	$327,982	$145,132	$5,992,695
Brian M. Hall Executive Vice President and Chief Financial Officer	2020	$465,231	$—	$912,109	$623,085	$57,737	$2,058,162
	2019	$450,000	$—	$789,224	$274,739	$56,817	$1,570,780
	2018	$386,539	$—	$331,138	$43,731	$39,975	$801,383
Ryan R. Smith(6) Group President - North America	2020	$576,923	$—	$389,097	$2,179,414	$44,024	$3,189,458

Jamie M. Schnur Group President - Aftermarket	2020	$492,308	$—	$847,323	$923,085	$63,902	$2,326,618
	2019	$450,000	$200,000	$1,267,413	$305,266	$76,545	$2,299,224
	2018	$401,066	$—	$512,781	$84,098	$44,095	$1,042,040
Andrew J. Namenye Executive Vice President, Chief Legal Officer,and Corporate Secretary	2020	$425,945	$—	$682,995	$461,308	$52,878	$1,623,126
	2019	$412,000	$—	$763,712	$207,581	$54,269	$1,437,562
	2018	$368,269	$215,673	$139,840	$109,327	$35,688	$868,797
(1)	The amounts in this column reflect base salary for 2020 less the temporary eight-week COVID reductions.
(2)
With respect to Mr. Namenye, the amount reported for 2018 represents a special bonus paid to Mr. Namenye in an amount equal to the excess of the 2018 cash bonus amount we agreed to pay Mr. Namenye as an inducement for him to join the Company, over the amount earned pursuant to the 2018 AIP. As calculated pursuant to the terms of the 2018 AIP, Mr. Namenye’s cash bonus would have been $109,327, which is reported in the “Non-Equity Incentive Plan Compensation” column for 2018. As a result, in March 2019, the Committee approved a special cash bonus payment to Mr. Namenye of the difference between those two amounts, or $215,673. With respect to Mr. Schnur, in March 2019, the Committee approved a special bonus to be paid to Mr. Schnur in 2019 in recognition of taking on additional responsibilities outside of his role.

(3)
The amounts in this column represent the aggregate grant date fair value of the stock awards granted in that year determined in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). For a discussion of assumptions made in determining the grant date fair value, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The stock awards consist of, as applicable: (i) with respect to 2020, the 2020 ROIC PSUs, the 2020 EBITDA PSUs, and annual awards of RSUs; (ii) with respect to 2019, annual awards of the 2019 PSUs (including both the PSUs based on the Company’s ROIC for 2021 (the “ROIC Units”) and the PSUs to be earned depending on the extent to which the Company’s revenues are diversified for 2021 (the “Diversification Units”)), annual awards of RSUs, and special awards of RSUs in connection with the NEO’s agreement to extend the time period of the restrictive covenants in his employment agreement by an additional 12 months (the “Extension RSUs”); and (iii) with respect to 2018, annual awards of PSUs subject to the Company’s ROIC performance (“2018 ROIC PSUs”), PSUs based on Adjusted EPS (“2019 EPS PSUs”), and RSUs (except that Mr. Namenye only received RSUs).

2021 PROXY STATEMENT    43

EXECUTIVE COMPENSATION

The amounts included in the table above for the annual equity awards that are subject to performance conditions represent the value at the grant date based on the probable outcome of the applicable performance conditions. The following table presents the grant date fair value of the performance-based stock awards included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:
	2020 ROIC PSUs		2020 EBITDA PSUs		2019 PSUs		2018 ROIC PSUs		2018 EPS PSUs
Name	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
Jason D. Lippert	$2,774,944	$5,549,888	$691,588	$1,383,176	$2,719,087	$5,438,174	$908,959	$3,635,835	$2,423,748	$3,635,835
Brian M. Hall	$453,882	$907,764	$155,639	$311,278	$313,768	$627,536	$125,941	$503,763	$137,506	$206,258
Ryan R. Smith	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Jamie M. Schnur	$404,641	$809,282	$172,921	$345,842	$345,168	$690,336	$233,102	$932,407	$187,373	$281,059
Andrew J. Namenye	$337,153	$674,306	$121,074	$242,148	$288,695	$577,389	N/A	N/A	N/A	N/A
The following table presents the grant date fair value of the RSU awards included in the “Stock Awards” column:
Name	2020 Annual RSUs	2019 Extension RSUs	2019 Annual RSUs	2018 RSUs
Jason D. Lippert	$1,849,995	$2,376,809	$2,471,869	$1,211,874
Brian M. Hall	$302,588	$285,258	$190,198	$67,692
Ryan R. Smith(6)	$389,097	N/A	N/A	N/A
Jamie M. Schnur	$269,761	$713,066	$209,179	$92,307
Andrew J. Namenye	$224,768	$300,051	$174,966	$139,840
(4)
The amounts in this column represent: (i) for 2020, bonus payment amounts earned pursuant to the 2020 AIP, except in the case of Mr. Smith, the bonus payment amount earned pursuant to the non-NEO cash incentive program in which he participated; (ii) for 2019, bonus payment amounts earned pursuant to the 2019 AIP; and (iii) for 2018, bonus payment amounts earned pursuant to the 2018 AIP. With respect to Mr. Schnur, the amount reported for 2020 includes an additional incentive of $300,000 for the achievement of certain performance goals, see “Compensation Discussion and Analysis - Analysis of 2020 Executive Compensation Decisions.”

(5)	Amounts shown in this column include the following payments the Company made to or on behalf of our NEOs:
Name	Year	Dividend Equivalent Unit Value(A)	401(k) Matching Contribution	Health Insurance	Other Perquisites(B)	Total All Other Compensation
Jason D. Lippert	2020	$156,260	$11,400	$9,323	$12,595	$189,578
	2019	$249,954	$11,200	$9,470	$26,745	$297,369
	2018	$101,562	$11,000	$11,495	$21,075	$145,132
Brian M. Hall	2020	$26,808	$11,400	$10,118	$9,411	$57,737
	2019	$26,067	$11,200	$9,470	$10,080	$56,817
	2018	$7,400	$11,000	$11,495	$10,080	$39,975
Ryan R. Smith	2020	$11,436	$11,400	$9,323	$11,865	$44,024
Jamie M. Schnur	2020	$24,904	$11,400	$10,118	$17,480	$63,902
	2019	$41,861	$11,200	$9,470	$14,014	$76,545
	2018	$11,460	$11,000	$11,495	$10,140	$44,095
Andrew J. Namenye	2020	$20,074	$11,400	$10,118	$11,286	$52,878
	2019	$17,512	$11,200	$9,470	$16,087	$54,269
	2018	$3,125	$11,000	$11,495	$10,068	$35,688
(A)	Represents the dollar value of dividend equivalents credited on stock awards in the applicable year, when those amounts were not factored into the grant date fair value of the award.
(B)	Other perquisites included automobile allowance and related expenses, costs of spousal travel for Company events, and long-term disability insurance.
(6)
Mr. Smith was not a Named Executive Officer prior to 2020. As permitted by the SEC, because 2020 was Mr. Smith’s first year as a Named Executive Officer, the compensation paid to him prior to 2020 is not included in this table.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards Table
The following table summarizes the RSUs and PSUs granted to the NEOs in 2020, as well as cash-based incentive arrangements applicable to the NEOs in 2020:
GRANTS OF PLAN-BASED AWARDS IN 2020
	Grant Date	Date of Compensation Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(6)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Jason D. Lippert	03/01/20	02/25/20				—	—	—	19,161(2)	$1,849,995
	03/01/20	02/25/20	14,371(3)		28,741(3)		57,482(3)		—	$2,774,944
	03/01/20	02/25/20	5,730(4)		7,163(4)		14,326(4)		—	$691,588
	02/25/20	$1,200,249	$2,400,497	$3,600,746
Brian M. Hall	03/01/20	02/25/20				—	—	—	3,134(2)	$302,588
	03/01/20	02/25/20	2,351(3)		4,701(3)		9,402(3)		—	$453,882
	03/01/20	02/25/20	1,290(4)		1,612(4)		3,224(4)		—	$155,639
	02/25/20	$250,104	$500,208	$750,312
Ryan R. Smith	03/01/20	02/25/20				—	—	—	4,030(2)	$389,097
	02/25/20	$2,410,435(5)
Jamie M. Schnur	03/01/20	02/25/20				—	—	—	2,794(2)	$269,761
	03/01/20	02/25/20				2,096(3)	4,191(3)	8,382(3)	—	$404,641
	03/01/20	02/25/20				1,433(4)	1,791(4)	3,582(4)	—	$172,921
	02/25/20	$250,104	$500,208	$750,312
Andrew J. Namenye	03/01/20	02/25/20	—	—	—				2,328(2)	$224,768
	03/01/20	02/25/20				1,746(3)	3,492(3)	6,984(3)	—	$337,153
	03/01/20	02/25/20				1,003(4)	1,254(4)	2,508(4)	—	$121,074
	02/25/20	$185,167	$370,334	$555,501
(1)
Amounts shown in this column represent the potential cash payout amounts under the 2020 AIP for all of the NEOs other than Mr. Smith, who instead participated in the non-NEO cash incentive program in 2020 (see footnote (5) below). In addition, with respect to 2020, the Compensation Committee established an additional cash incentive opportunity of $300,000 for Mr. Schnur, based on the level of achievement of the certain performance goals. The actual payout amounts related to 2020 performance are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Represents the annual grant of RSUs, which vest ratably each year on the first through the third anniversaries of the respective grant date.
(3)
Represents 2020 ROIC PSUs that would be earned depending on the level of achievement of ROIC-related performance goals over the two-year measurement period of 2020-2021. The final number of units earned could be from 50% of target for performance at the threshold level up to 200% of target for maximum performance. Earned 2020 ROIC PSUs will vest on March 1, 2023.

(4)
Represents the 2020 EBITDA PSUs that will be earned dependent on the level of achievement of performance goals related to combined adjusted EBITDA in 2020 of three of our recent acquisitions, Curt Acquisition Holdings, Inc., Lewmar Marine Ltd., and Polyplastic Group B.V. The final number of units earned could be from 80% of target for performance at the threshold level up to 200% of target for maximum performance. The number of earned 2020 EBITDA PSUs was determined in early 2021 and was: 6,610 units, plus 196 dividend equivalents thereon for Mr. Lippert, 1,488 units, plus 44 dividend equivalents thereon for Mr. Hall, 1,653 units, plus 49 dividend equivalents thereon for Mr. Schnur, and 1,157 units, plus 34 dividend equivalents thereon for Mr. Namenye. Earned 2020 EBITDA PSUs vested on March 1, 2021.

(5)
Represents the potential cash payout amounts under the 2020 non-NEO cash incentive program. No threshold, maximum, or equivalent items were applicable under that program. The amount shown represents the target level for Mr. Smith under that program.

(6)
Amounts represent the grant date fair value of the awards determined in accordance with ASC 718. For a discussion of assumptions made in determining the grant date fair value, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. Amounts related to PSUs represent the value at the grant date based upon the probable outcome of the performance conditions.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards
In February 2020, the Compensation Committee approved the 2020 AIP, under which participants could earn incentive compensation based on the level of achievement of certain financial performance measurements in 2020, which for 2020 was based on goals for revenue and Adjusted EBIT. Mr. Smith instead participated in the 2020 non-NEO cash incentive program, and Mr. Schnur was eligible to receive an additional cash bonus amount under a separate program. In February 2020, the Compensation Committee approved the grant of the 2020 ROIC PSUs, the 2020 EBITDA PSUs, and the annual RSUs under the 2018 Plan to the Named Executive Officers, except that Mr. Smith only received RSUs because he was not an executive officer at that time. For additional information regarding the 2020 AIP, the other cash incentive arrangements, and these equity awards, see “Compensation Discussion and Analysis - Analysis of 2020 Executive Compensation Decisions.”
Equity Award and Incentive Plans
On May 18, 2011, our stockholders approved the 2011 Plan, and approved an amendment to the 2011 Plan on May 22, 2014. Executive officers and other team members of the Company and its subsidiaries and affiliates, and non-employee Directors, consultants, and others who provide substantial services to the Company and its subsidiaries and affiliates, were eligible to be granted awards under the 2011 Plan. Under the 2011 Plan, the Compensation Committee was authorized to grant stock options, including both incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, DSUs, performance-based awards, annual incentive awards, and related rights and interests.
On May 24, 2018, our stockholders approved the 2018 Plan, which provides that the number of shares of our Common Stock that may be the subject of awards and issued under the 2018 Plan is 1,500,000, plus shares subject to any awards outstanding as of May 24, 2018 under the 2011 Plan that subsequently expire, are forfeited or canceled, are settled for cash, are not issued in shares, or are tendered or withheld to pay the exercise price or satisfy any tax withholding obligations related to the award. Following our stockholders’ approval of the 2018 Plan, no further awards may be made under the 2011 Plan. Executive officers and other team members of the Company and its subsidiaries and affiliates, and non-employee Directors, consultants, and others who provide substantial services to the Company and its subsidiaries and affiliates, are eligible to be granted awards under the 2018 Plan. Under the 2018 Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock awards, stock unit awards, other stock-based awards, and cash incentive awards. There were 1,361,748 shares of our Common Stock available for future awards under the 2018 Plan as of December 31, 2020, which number is calculated using the target number of outstanding PSU awards.
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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of Common Stock underlying outstanding unvested equity awards held by each NEO as of December 31, 2020:
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1)
Jason D. Lippert	03/01/18	4,103(2)	$532,077	—	$—
	03/07/19	22,344(3)	$2,897,570	—	$—
	03/07/19	21,485(3)	$2,786,175	—	$—
	03/07/19	—	$—	33,517(4)	$4,346,485
	03/01/20	19,729(5)	$2,558,457	—	$—
	03/01/20	—	$—	29,593(6)	$3,837,620
Brian M. Hall	03/01/18	229(2)	$29,697	—	$—
	03/07/19	1,719(3)	$222,920	—	$—
	03/07/19	2,578(3)	$334,315	—	$—
	03/07/19	—	$—	3,868(4)	$501,602
	03/01/20	3,227(5)	$418,477	—	$—
	03/01/20	—	$—	4,840(6)	$627,651
Ryan R. Smith	03/01/18	912(2)	$118,268	—	$—
	03/07/19	3,912(3)	$507,308	—	$—
	03/07/19	6,446(3)	$835,917	—	$—
	03/01/20	4,149(2)	$538,042	—	$—
Jamie M. Schnur	03/01/18	312(2)	$40,460	—	$—
	03/07/19	1,891(3)	$245,225	—	$—
	03/07/19	6,446(3)	$835,917	—	$—
	03/07/19	—	$—	4,254(4)	$551,659
	03/01/20	2,877(5)	$373,089	—	$—
	03/01/20	—	$—	4,315(6)	$559,569
Andrew J. Namenye	03/01/18	474(2)	$61,468	—	$—
	03/07/19	1,581(3)	$205,024	—	$—
	03/07/19	—	$—	3,559(4)	$461,531
	10/08/19	2,335(7)	$302,803	—	$—
	03/01/20	2,397(4)	$310,843	—	$—
	03/01/20	—	$—	3,595(6)	$466,200
(1)	Market value determined based on the closing market price of our Common Stock on December 31, 2020 of $129.68 per share, multiplied by the number of underlying shares not yet vested.
(2)	Represents RSU awards, including dividends thereon, where applicable, that vest ratably each year on the first through the third anniversaries of the respective March 1st following the grant date.
(3)	Represents RSU awards, including dividends thereon, where applicable, that vest ratably each year on the first through the third anniversaries of the respective March 7th following the grant date.
(4)
Represents PSU awards, including dividends thereon, where applicable, that are earned based on achievement of ROIC and Diversification-related performance conditions over 2021 and vest on the date the Compensation Committee certifies the performance results, which will be no later than March 10, 2022.

2021 PROXY STATEMENT    47

EXECUTIVE COMPENSATION

(5)
Represents RSU awards, including dividends thereon, where applicable, that vest ratably each year on the first through the third anniversaries of the respective grant date. See “Executive Compensation - Compensation Discussion and Analysis - Analysis of 2020 Executive Compensation Decisions.”

(6)
Represents PSU awards, including dividends thereon, where applicable, that are earned based on achievement of ROIC over the two-year measurement period of 2020-2021 and vest on March 1, 2023. See “Executive Compensation - Compensation Discussion and Analysis - Analysis of 2020 Executive Compensation Decisions.”

(7)	Represents RSU awards, including dividends thereon, where applicable, that vest ratably each year on the first through the third anniversaries of the respective December 1st following the grant date.
Option Exercises and Stock Vested
The following table presents the value realized by the NEOs on the vesting of stock-based awards in 2020. None of our NEOs holds any stock options, and therefore no stock options were exercised in 2020.
OPTION EXERCISES AND STOCK VESTED IN 2020
	Stock Awards
Name	Number of Shares Acquired On Vesting(1)	Value Realized on Vesting(2)
Jason D. Lippert	39,800	$4,053,743
Brian M. Hall	4,557	$501,297
Ryan R. Smith	6,905	$650,683
Jamie M. Schnur	7,235	$757,826
Andrew J. Namenye	3,589	$436,998
(1)
Includes (a) time-based RSUs which vested in 2020; (b) PSUs that were earned based on achievement of ROIC-related performance goals over 2018 and vested on March 1, 2020; and (c) PSUs that were earned based on achievement of Adjusted EBITDA of the Acquisitions performance goals in 2020 and vested on March 1, 2021.

(2)	Value realized calculated by multiplying the number of shares vested by the closing price of our Common Stock as reported by the NYSE on the vesting date.
Non-Qualified Deferred Compensation
The Company maintains an Executive Non-Qualified Deferred Compensation Plan. The Company does not make any contributions to the Deferral Plan, but is responsible for certain costs of administration, which are not significant. Pursuant to the Deferral Plan, the NEOs are eligible to defer all or a portion of their earned base salary and incentive compensation. The Deferral Plan participant is fully vested in all deferred compensation and earnings credited to the participant’s account because the participant has made all the contributions. Pursuant to the Deferral Plan, payments to the participants will be made from the Company’s general unrestricted assets, and the obligations pursuant to the Deferral Plan are unfunded and unsecured.
The Deferral Plan participant’s account is deemed invested (but is not actually invested) among various deemed investment alternatives selected by the participant. The Company has elected to invest a portion of the compensation deferred by the participant in life insurance policies for the benefit of the Company. The investments within these life insurance policies track the deemed investments selected by the participant in order to generate the funds needed to make payments to the participants. The deemed investments selected by the participant determine the amount of earnings and losses that are credited to the participant’s account.
48    2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

The following table summarizes activity in the Deferral Plan by those NEOs who participated in 2020:
NON-QUALIFIED DEFERRED COMPENSATION IN 2020
Name	Executive Contributions in 2020(1)	Aggregate Earnings in 2020(2)	Aggregate Withdrawals/ Distributions in 2020	Aggregate Balance at December 31, 2020(3)
Jason D. Lippert	$490,501	$1,631,885	$—	$12,034,511(4)
Brian M. Hall	$—	$66,753	$—	$455,793(5)
Ryan R. Smith	$—	$—	$—	$—
Jamie M. Schnur	$—	$474,693	$—	$3,205,728(6)
Andrew J. Namenye	$—	$—	$—	$—
(1)	The executive contributions in 2020 were withheld from Mr. Lippert’s 2019 Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	Amounts represent earnings or losses on the executives’ contributions, and have not been included in the Summary Compensation Table.
(3)	Amounts reported in this column previously were reported as compensation to the NEO in the Summary Compensation Table for the previous years.
(4)	Includes cumulative contributions by the participant of $7,396,345, as well as cumulative earnings of $4,638,165.
(5)	Includes cumulative contributions by the participant of $330,752, as well as cumulative earnings of $125,041.
(6)	Includes cumulative contributions by the participant of $2,308,407, as well as cumulative earnings of $1,180,655, and cumulative withdrawals of $283,334.
Potential Payments on Termination or Change-In-Control
Executive Employment Agreements
Each of the NEOs is party to an Executive Employment Agreement with the Company. The Executive Employment Agreements have an initial three-year term with automatic one-year renewals, and provide severance payments or other benefits under certain circumstances following termination.
In the event of a termination by the Company without cause (as defined in the agreement) or by the executive for good reason (as defined in the agreement), the executive (including each of the NEOs) would be entitled to: (i) an amount equivalent to two years of base salary (at the highest annualized rate in effect at any time within two years of the termination date); (ii) an amount equivalent to two times his or her average bonus during the prior three years (with the average capped at his or her then-current base salary); (iii) amounts payable under the then-current management incentive plan, (iv) accelerated vesting of time-based equity awards; (v) a lump sum amount equivalent to 12 months of COBRA premiums, and (vi) outplacement services for at least six months. The salary and bonus amounts would be paid out in equal weekly payments on the regular payroll cycle over the 24-month period following the termination.
In the event of a termination on account of death, the executive would be entitled to: (i) an amount equivalent to one year of base salary; (ii) incentive compensation (excluding equity awards) that the executive would have been entitled to receive at the end of the year; (iii) accelerated vesting of time-based equity awards; and (iv) performance stock awards remaining outstanding subject to their terms. The base salary portion would be paid out in equal weekly payments on the regular payroll cycle, and incentive compensation would be calculated and paid in accordance with the terms of the applicable plan.
In the event of a termination on account of disability, the executive would be entitled to: (i) the difference between the executive’s base salary and the amount of disability payments received pursuant to disability insurance provided in accordance with the agreement, for a period of one year; (ii) incentive compensation (excluding equity awards) that the executive would have been entitled to receive at the end of the year; (iii) accelerated vesting of time-based equity awards; (iv) performance stock awards remaining outstanding subject to their terms; and (v) a lump sum amount equivalent to 12 months of COBRA premiums. The base salary portion would be paid out in equal weekly payments on the regular payroll cycle, and incentive compensation would be calculated and paid in accordance with the terms of the applicable plan.
Executives must sign and not revoke a general release in favor of the Company in order to receive severance or disability amounts under the Executive Employment Agreements. The Executive Employment Agreements for Messrs. Lippert, Hall, Schnur, and Namenye also include restrictive covenants with respect to non-competition and non-solicitation (the “Restrictive Covenants”) for a 24-month period following termination of employment and with respect to confidentiality. The Executive Employment Agreement for Mr. Smith includes Restrictive Covenants for a 36-month period following termination of employment and with respect to confidentiality. In March 2020 and October 2019, Messrs. Lippert, Hall, Smith, Schnur, and Namenye, respectively, executed Extension Agreements that extended the period applicable to their Restrictive Covenants for an additional 12-month period.
2021 PROXY STATEMENT    49

EXECUTIVE COMPENSATION

The 2011 Plan and Award Agreements
The 2011 Plan and the related award agreements provide for accelerated vesting under certain circumstances. With respect to DSUs granted under the 2011 Plan, in the event of a termination of employment by the Company without cause, a termination by the executive for good reason, death, disability, or a change in control of the Company, all unvested DSUs would become fully vested.
With respect to RSUs granted under the 2011 Plan, which includes the RSUs granted to the NEOs in 2018, all unvested RSUs would become fully vested in the event of (i) the executive’s death or disability; (ii) a termination of employment by the Company without cause or a termination by the executive for good reason; (iii) a change in control of the Company in which the surviving or successor entity does not continue, assume, or replace unvested RSUs; and (iv) a termination of employment by the Company without cause or a termination by the executive for good reason within 24 months after a change in control of the Company in which the surviving or successor entity continues, assumes, or replaces unvested RSUs.
With respect to PSUs granted under the 2011 Plan, which includes the PSUs granted to the NEOs in 2018, in the event of: (i) an executive’s death or disability, (a) if that event occurs before the last day of the performance period, the target number of PSUs, prorated, will be deemed earned and will fully vest, and (b) if that event occurs after the conclusion of the performance period, a number of PSUs based on the actual level of achievement of the performance goals will be deemed earned and will fully vest; (ii) a termination of employment by the Company without cause or a termination by the executive for good reason, if that event occurs after the conclusion of the performance period, a number of PSUs based on the actual level of achievement of the performance goals will be deemed earned and will fully vest; and (iii) a change in control of the Company in which the surviving or successor entity does not continue, assume, or replace unvested PSUs or a termination of employment by the Company without cause or a termination by the executive for good reason within 24 months after a change in control of the Company in which the surviving or successor entity continues, assumes, or replaces unvested PSUs, (a) if that event occurs before the last day of the performance period, the target number of PSUs, prorated, will be deemed earned and will fully vest, and (b) if that event occurs after the conclusion of the performance period, a number of PSUs based on the actual level of achievement of the performance goals will be deemed earned and will fully vest.
The 2018 Plan and Award Agreements
The 2018 Plan and the related award agreements provide for accelerated vesting under certain circumstances. With respect to RSUs granted under the 2018 Plan, which includes the RSUs granted to the NEOs in 2019 and 2020, all unvested RSUs would become fully vested in the event of: (i) the executive’s death or disability; (ii) an approved retirement, a termination of employment by the Company without cause, or a termination by the executive for good reason, except for RSUs with respect to which less than one year has elapsed since the grant date; (iii) a change in control of the Company in which the surviving or successor entity does not continue, assume, or replace unvested RSUs; and (iv) a termination of employment by the Company without cause or a termination by the executive for good reason within 24 months after a change in control of the Company in which the surviving or successor entity continues, assumes, or replaces unvested RSUs.
With respect to the PSUs granted under the 2018 Plan, which include all PSUs granted in 2019 and 2020, in the event of: (a) an executive’s death or disability, (1) if that event occurs before the last day of the performance period, the target number of PSUs, prorated, will be deemed earned and will fully vest, and (2) if that event occurs after the conclusion of the performance period, a number of PSUs based on the actual level of achievement of the performance goals will be deemed earned and will fully vest; (b) an executive’s approved retirement, a termination of employment by the Company without cause, or a termination by the executive for good reason, if that event occurs after the conclusion of the performance period, a number of PSUs based on the actual level of achievement of the performance goals will be deemed earned and will fully vest; and (c) a change in control of the Company in which the surviving or successor entity does not continue, assume, or replace unvested PSUs or a termination of employment by the Company without cause or a termination by the executive for good reason within 24 months after a change in control of the Company in which the surviving or successor entity continues, assumes, or replaces unvested PSUs, (1) if that event occurs before the last day of the performance period, the target number of PSUs, prorated, will be deemed earned and will fully vest, and (2) if that event occurs after the conclusion of the performance period, a number of PSUs based on the actual level of achievement of the performance goals will be deemed earned and will fully vest.
50    2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

Potential Payments on Termination or Change-in-Control Table
The table below reflects the estimated value of compensation and benefits payable to each of the NEOs upon the occurrence of certain events. The amounts in the table are based on a hypothetical termination or change in control date of December 31, 2020.
Name / Benefit	Involuntary Termination Without Cause or for Good Reason	Involuntary Termination Due to Disability(2)	Involuntary Termination Due to Death	Change in Control; Awards not Assumed or Involuntary Termination Without Cause or for Good Reason Within 24 Months after a Change in Control(3)
Jason D. Lippert
Base salary	$2,014,311	$1,007,156	$1,007,156	$—
Annual bonus	$2,014,311	$—	$—	$—
Current AIP	$2,990,245	$2,990,245	$2,990,245	$—
Other benefits	$66,471	$18,870	$—	$—
Acceleration of unvested equity	$9,730,668	$13,708,948	$13,708,948	$13,708,948
Total Benefits(1)	$16,816,006	$17,725,219	$17,706,349	$13,708,948
Brian M. Hall
Base salary	$945,000	$472,500	$472,500	$—
Annual bonus	$627,712	$—	$—	$—
Current AIP	$623,098	$623,098	$623,098	$—
Other benefits	$64,696	$18,870	$—	$—
Acceleration of unvested equity	$1,220,678	$1,739,614	$1,739,614	$1,739,614
Total Benefits(1)	$3,481,184	$2,854,082	$2,835,212	$1,739,614
Ryan R. Smith
Base salary	$1,800,000	$600,000	$600,000	$—
Annual bonus	$1,800,000	$—	$—	$—
Current AIP	$2,179,402	$2,179,402	$2,179,402	$—
Other benefits	$65,295	$18,870	$—	$—
Acceleration of unvested equity	$1,999,536	$1,999,536	$1,999,536	$1,999,536
Total Benefits	$7,844,233	$4,797,808	$4,778,938	$1,999,536
Jamie M. Schnur
Base salary	$1,000,000	$500,000	$500,000	$—
Annual bonus	$808,308	$—	$—	$—
Current AIP	$623,098	$623,098	$623,098	$—
Other benefits	$69,709	$18,870	$—	$—
Acceleration of unvested equity	$1,733,922	$2,262,268	$2,262,268	$2,262,268
Total Benefits(1)	$4,235,037	$3,404,236	$3,385,366	$2,262,268
Andrew J. Namenye
Base salary	$865,200	$432,600	$432,600	$—
Annual bonus	$668,898	$—	$—	$—
Current AIP	$207,581	$207,581	$207,581	$—
Other benefits	$65,603	$18,870	$—	$—
Acceleration of unvested equity	$1,047,555	$1,488,986	$1,488,986	$1,488,986
Total Benefits	$2,854,837	$2,148,037	$2,129,167	$1,488,986
(1)
Deferred compensation balances are not included above as the Deferral Plan participant is fully vested in all deferred compensation and earnings credited to the participant’s account because the participant has made all the contributions. For additional information regarding the NEOs’ deferred compensation balances under the Deferral Plan, see the Non-Qualified Deferred Compensation Table.

(2)	Amounts payable by the Company will be reduced by the disability payments received by the executive.
(3)
Upon involuntary termination without cause or for good reason the NEO would also receive the base salary, annual bonus, current AIP, and other benefits as noted in the “Involuntary Termination Without Cause or for Good Reason” column.

2021 PROXY STATEMENT    51

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including the 2011 Plan and the 2018 Plan. All information is as of December 31, 2020.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3) (c)
Equity compensation plans approved by security holders	543,572	$—	1,211,357
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	543,572	$—	1,211,357
(1)
Consists of DSUs, RSUs, and PSUs. The number of PSUs included in these amounts consists of (a) the actual number of PSUs earned for the completed performance period of 2020 and (b) the maximum number of shares which the participant is eligible to receive if applicable performance metrics are fully achieved with respect to the PSUs granted in 2019 that will be earned based on achievement of ROIC and Diversification-related performance goals over 2021 and the PSUs granted in 2020 that will be earned depending on the level of achievement of ROIC-related performance goals over the two-year measurement period of 2020-2021. The actual number of shares that will be issued under the PSUs referenced in clause (b) depends on the performance over the applicable performance period.

(2)	DSUs, PSUs, and RSUs do not have an exercise price and, therefore, they have been excluded from the weighted average exercise price calculation in this column.
(3)
Pursuant to the 2018 Plan, which was approved by stockholders in May 2018, the Company may grant stock options, stock appreciation rights, restricted stock awards, stock unit awards, other stock-based awards, and cash incentive awards. Prior to the stockholders’ approval of the 2018 Plan, the Company could grant equity-based awards, such as stock options, restricted stock, performance shares, and DSUs, pursuant to the 2011 Plan. No further awards may be made under the 2011 Plan. The number of PSUs included in the amounts in this column in the table removes from the number of securities remaining available for future issuance (a) the actual number of PSUs earned for the completed performance periods of 2020 and (b) the maximum number of shares which the participant is eligible to receive if applicable performance metrics are fully achieved with respect to the PSUs described in footnote (1) above. If the target number of unearned PSU awards was used in this calculation, instead of the maximum number used in the table above, the number of shares available for grant of new awards under the 2018 Plan was 1,361,748 as of December 31, 2020. The 2011 Plan and the 2018 Plan are the Company’s only existing equity compensation plans.

52    2021 PROXY STATEMENT

CEO PAY RATIO

CEO PAY RATIO
We are providing the following information about the relationship of the annual total compensation of our team members and the annual total compensation of Jason D. Lippert, our President and Chief Executive Officer (“CEO”):
For 2020, our last completed fiscal year:
•	the annual total compensation of our median team member was $52,547; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 43 of this Proxy Statement, was $9,509,751.
Based on this information for fiscal year 2020, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median team member was 181:1. We used reasonable estimates in the methodology used to identify the median team member and calculate the annual total compensation of the median team member in a manner consistent with SEC rules and guidance. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
As of December 31, 2020, our employee population consisted of approximately 10,250 U.S. team members and 1,100 non-U.S. team members. We elected to exclude all of our team members located in Tunisia (145 individuals total) from our determination of the median team member pursuant to the de minimis exemption permitted under SEC rules. The median employee was selected from an adjusted team member population of 11,350 U.S. employees (excluding our CEO).
We identified our median employee based on the total payroll earnings actually paid during fiscal year 2020 to the above-mentioned 11,350 members of our workforce (including full-time and part-time), other than our CEO, who were employed on December 31, 2020.
For purposes of determining the total payroll earnings actually paid, we included: the amount of base salary the team member received during the year, the amount of any cash incentives paid to the team member in the year (which include annual cash incentives that are generally paid in January or February for performance during the prior fiscal year), and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting. We did not include any adjustments for the value of benefits provided, but we did include certain adjustments for the annualization of pay for any team members who were employed by us for only part of the year.
Once we identified our median team member, we then determined that team member’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our NEOs for purposes of the Summary Compensation Table disclosed above. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
2021 PROXY STATEMENT    53

TRANSACTIONS WITH RELATED PERSONS

TRANSACTIONS WITH RELATED PERSONS
The Company currently has over 12,000 team members and seeks to employ the most qualified candidates. Consequently, the Company does not preclude the hiring of family members of incumbent Directors and executive officers. The compensation of each of the following team members was established in accordance with the Company’s employment and compensation practices applicable to team members with equivalent qualifications, experience, and responsibilities.
During 2020, the Company employed Jason D. Lippert as President and Chief Executive Officer of the Company, who received total salary and incentive compensation of $9,509,751 (see “Executive Compensation - Summary Compensation Table”), and Lippert Components, Inc. employed Jarod Lippert as Vice President of Marketing and Public Relations, who received total compensation of $367,899, and Jayde Lippert as Business Development Manager, who received total compensation of $130,195. Jason D. Lippert, Jarod Lippert, and Jayde Lippert, brothers, have been employed by Lippert Components, Inc. in excess of 26, 19, and six years, respectively.
As described earlier in this Proxy Statement, one of the Company’s customers, Barletta Boat Company, LLC (“Barletta”), is an entity that manufactures pontoon boats. The President and 38% owner of Barletta, William Fenech, is the brother of Ronald Fenech, one of the Company’s Directors. Ronald Fenech is also a co-owner of Barletta, holding a 38% ownership interest, and is a director of that entity. Between January 1, 2020, and March 24, 2021, Barletta paid the Company approximately $20,379,199 for the purchase of components. The Company anticipates that these purchases will continue during the remainder of 2021. The purchases by Barletta from the Company were, and future purchases will be, entered into in the ordinary course of business on an arm’s length basis, and contained, and will contain, customary terms and conditions on substantially the same terms as comparable transactions with unrelated third parties.
Approval of Certain Related Person Transactions
The Corporate Governance, Nominating, and Sustainability Committee is charged with reviewing and approving or ratifying any transaction between the Company and a related person, which is required to be disclosed under the rules of the SEC. For purposes of this practice the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Corporate Governance, Nominating, and Sustainability Committee shall consider:
•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to the Company;
•	whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of the Company; and
•	any other matters the Committee deems appropriate, including any third-party fairness opinions or other expert review obtained by the Company in connection with the transaction.
Any Corporate Governance, Nominating, and Sustainability Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such Director may be counted in determining the presence of a quorum at a meeting of the Committee which considers the transaction.
Compensation Committee Interlocks and Insider Participation
During fiscal 2020, the Compensation Committee of our Board of Directors was comprised of Messrs. Graham and Deely and Ms. Henkels, all of whom are independent, non-employee Directors. No member of this Committee has had any relationship with our Company requiring disclosure in this Proxy Statement other than service as a Director. No executive officer of the Company serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee, and there are no “interlocks,” as defined by the SEC.
54    2021 PROXY STATEMENT

Proposal 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION
SEC rules require that the Company seek a non-binding advisory vote from its stockholders to approve the compensation of our NEOs as described in this Proxy Statement.
Our executive compensation policy is designed to enable the Company to attract, motivate, and retain highly qualified senior executives who have the skills to drive our continued profitability, growth, and success by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards executives for achieving specified financial goals. Our performance-related awards are structured to link a substantial portion of our executives’ total potential compensation to the Company’s performance on both a long-term and short-term basis, to recognize individual contributions, as well as overall business results, and to align executive and stockholder interests. Accordingly, we reward performance in excess of pre-established targets of revenue, Adjusted EBIT, ROIC, and Adjusted EBITDA related to acquisitions and we avoided establishing goals that could divert our executives’ attention from the fundamentals of effective and efficient operations. A significant portion of the total compensation paid to our NEOs is in the form of long-term equity.
At the Annual Meeting of Stockholders held on May 21, 2020, our stockholders approved, in an advisory vote, the compensation paid to our NEOs for 2019. In the advisory vote, 67% of the votes cast voted in favor of the 2019 compensation. Although the vote was non-binding, the Compensation Committee reviewed the results of the vote and engaged in the stockholder outreach program described beginning on page 42 of this Proxy Statement.
We are requesting stockholder advisory approval of the compensation paid to our NEOs as described in this Proxy Statement, including the disclosures under “Executive Compensation - Compensation Discussion and Analysis,” the compensation tables, and the related information and discussion. The vote is intended to address the overall compensation paid to our NEOs and the policies and practices described in this Proxy Statement.
The vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. However, we value the opinions of our stockholders, and we will carefully consider the outcome of the advisory vote on executive compensation when making future compensation decisions.
For the reasons stated, the Board of Directors recommends a vote FOR the following non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and related information and discussion, is hereby APPROVED.”
In connection with the stockholder preference expressed at the 2017 Annual Meeting, our Board of Directors has determined that stockholder advisory votes on executive compensation will occur on an annual basis. Therefore, the next advisory vote will occur at our 2021 Annual Meeting.
The Board of Directors recommends that you vote FOR adoption of the resolution approving the compensation paid to our NEOs as described in this Proxy Statement.
2021 PROXY STATEMENT    55

Proposal 3. RATIFICATION OF APPOINTMENT OF AUDITORS

Proposal 3. RATIFICATION OF APPOINTMENT OF AUDITORS
It is proposed the stockholders ratify the appointment by the Audit Committee of KPMG LLP (“KPMG”) as independent auditors for the purpose of auditing and reporting on the consolidated financial statements and internal control over financial reporting of the Company for the year ending December 31, 2021. KPMG is an independent registered public accounting firm. It is expected that a representative of that firm will be present at the Annual Meeting and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.
If the holders of a majority in voting power of the outstanding shares of Common Stock which are present virtually or by proxy at the meeting and entitled to vote thereon do not approve the proposal, the Audit Committee will reconsider its choice, taking into consideration the views of the stockholders, and may, but will not be required to, appoint a different independent registered public accounting firm.
Fees for Independent Auditors
The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the fiscal years ended December 31, 2020 and 2019:
	2020	2019
Audit Fees:
Consists of fees billed for professional services rendered for the annual audit of the Company’s financial statements and for the reviews of the interim financial statements included in the Company’s Quarterly Reports	$1,345,000	$1,464,000
Audit-Related Fees:
Consists primarily of fees billed for transaction-related services	$—	$—
Tax Fees:
Consists of fees billed for tax planning and compliance, assistance with the preparation of tax returns, tax services rendered in connection with acquisitions made by the Company, and advice on other tax-related matters	$—	$—
All Other Fees:
Other Services	$—	$—
Total All Fees	$1,345,000	$1,464,000
As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Audit Committee does not delegate to Management its responsibilities to pre-approve services performed by the independent auditors. All services performed by KPMG were approved by the Audit Committee.
The Board of Directors recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2021.
56    2021 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE
The Audit Committee serves as a representative of the Company’s Board of Directors, and is responsible for providing independent, objective oversight of the Company’s (i) financial reporting processes and financial statements; (ii) compliance with legal and regulatory requirements; (iii) appointment and performance of the independent auditor; (iv) system of internal control, and (v) compliance with ethical standards. The Audit Committee operates under a written charter, a copy of which is available on the Company’s website at www.lci1.com/investors under “Governance.” The Audit Committee currently consists of Virginia L. Henkels (Chair), James F. Gero, Kieran M. O’Sullivan, and David A. Reed, each of whom satisfies the independence requirement of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and each of whom has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the SEC.
Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP, an independent registered public accounting firm acting as the Company’s independent auditor, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and to issue a report thereon. KPMG is also responsible for issuing a report on the effectiveness of the Company’s internal control over financial reporting. As set forth in its Charter, the Committee acts only in an oversight capacity and relies on the work and assurances of Management and other advisors retained by the Company, and KPMG’s opinion on the Company’s consolidated financial statements.
The Audit Committee has reviewed and discussed with Management and KPMG the Company’s audited financial statements for the year ended December 31, 2020. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed with Management their assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed and discussed with KPMG the consolidated financial statements and KPMG’s evaluation of the Company’s internal control over financial reporting. The Audit Committee also discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In fulfilling the Audit Committee’s oversight responsibility of the external auditor, the Audit Committee reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the auditor, lead partner selection, and auditor tenure. The current lead audit partner for the Company has held that position since 2018. The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with KPMG their independence.
Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.
AUDIT COMMITTEE

Virginia L. Henkels, Chair James F. Gero Kieran M. O’Sullivan David A. Reed
The foregoing report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.
2021 PROXY STATEMENT    57

TRANSACTION OF OTHER BUSINESS

TRANSACTION OF OTHER BUSINESS
As of the date of this Proxy Statement, the only business which Management intends to present, or knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy solicited from holders of the Common Stock to vote the proxy on such matters in accordance with their judgment, subject to NYSE rules.
58    2021 PROXY STATEMENT

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the Annual Meeting to be held in 2022, the Company must receive the written proposal at its principal executive offices on or before December 6, 2021. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Additionally, the Company’s bylaws establish an advance notice procedure relating to director nominations and stockholder proposals that are not submitted for inclusion in the Company’s Proxy Statement, but that the stockholder instead wishes to present directly at an annual meeting. To be properly brought before the Annual Meeting to be held in 2022, the stockholder must give timely written notice of the nomination or proposal to:
Corporate Secretary
LCI Industries
4100 Edison Lakes Parkway
Suite 210
Mishawaka, IN 46545
To be timely, a stockholder’s notice must be delivered not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. For the Annual Meeting to be held in 2022, such notice must be delivered no earlier than January 20, 2022, and no later than February 19, 2022. In the event that the date of the annual meeting is advanced by more than 30 or delayed by more than 70 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the stockholder making the nomination or proposal. A copy of the Company’s bylaws, including the advance notice requirements, may be obtained upon request to the Company’s Secretary at the address noted above.
By Order of the Board of Directors

ANDREW J. NAMENYE Executive Vice President, Chief Legal Officer, and Corporate Secretary
April 5, 2021
2021 PROXY STATEMENT    59

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Under the Company’s 2020 AIP approved by the Compensation Committee for the Company’s senior officers, participants earn incentive compensation based on the results of Company financial performance measurements for the program year, which for 2020 was based on goals including Adjusted EBIT, a non-GAAP measure. The Company defines Adjusted EBIT as consolidated net income before interest and taxes (labeled “Operating profit” on the Company’s Consolidated Statement of Income), as adjusted by the Committee for events that are unusual in nature or infrequently occurring, including without limitation a change in control, acquisitions, divestitures, restructuring activities, or asset write-downs, or for changes in applicable tax laws or accounting principles. In 2020, Adjusted EBIT was adjusted by removing the EBIT for the month of April 2020 from both the target and actual full-year results due to the government-mandated shutdowns from the COVID-19 pandemic. Adjusted EBIT is not calculated in accordance with, nor is it a substitute, for GAAP measures. The Company considers non-GAAP Adjusted EBIT as a profitability measure in evaluating and managing the Company’s operations and in evaluating the performance of its senior officers. The determination of Adjusted EBIT may not be comparable to similarly titled measures used by other companies. A reconciliation of Adjusted EBIT to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided below.
(in thousands)	Year Ended December 31, 2020
Net income, as reported GAAP	$158,440
Add back:
Provision for income taxes	51,041
Interest expense, net	13,453
April 2020 COVID-19 Adjustment	24,274
Adjusted EBIT (non-GAAP)	$247,208
Under the 2020 EBITDA PSUs granted in 2020 to certain senior officers, the number of PSUs that could be earned was based on whether and to what extent the combined Adjusted EBITDA of three of our recent acquisitions, Curt Acquisition Holdings, Inc., Lewmar Marine Ltd., and Polyplastic Group B.V. (the “Acquisitions”), for the one-year period of January 1, 2020 through December 31, 2020 was satisfied. Adjusted EBITDA is a non-GAAP measure. The Company defines Adjusted EBITDA for this purpose as earnings of the Acquisitions before interest, taxes, depreciation, and amortization, as further adjusted by the Compensation Committee to exclude the impact of certain non-cash items including earn-out adjustments, currency adjustments, and intercompany allocation adjustments. In 2020, Adjusted EBITDA of the Acquisitions was further adjusted by removing the EBITDA of the Acquisitions for the month of April 2020 and substituting the budgeted EBITDA of the Acquisitions for the month of April 2020 due to the government-mandated shutdowns from the COVID-19 pandemic. Adjusted EBITDA is not calculated in accordance with, nor is it a substitute, for GAAP measures. The Company considers non-GAAP Adjusted EBITDA as a profitability measure in evaluating and managing the Company’s operations and in evaluating the performance of its senior officers. The determination of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided below.
(in thousands)	Year Ended December 31, 2020
Consolidated net income, as reported GAAP	$158,440
Net income from Acquisitions	17,865
Interest from Acquisitions	183
Taxes from Acquisitions	467
Depreciation and amortization from Acquisitions	24,779
EBITDA of the Acquisitions	43,294
Non-cash items	8,245
April actual EBITDA from Acquisitions	(661)
April budget EBITDA from Acquisitions	6,548
Adjusted EBITDA of the Acquisitions (non-GAAP)	$57,426
2021 PROXY STATEMENT    A-1

LCI INDUSTRIES

LCI INDUSTRIES
3501 COUNTY ROAD 6 EAST
ELKHART, IN 46514

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com.**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 19, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LCII2021.**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D35695-P50453

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LCI INDUSTRIES

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Against**	**Abstain**
1a. James F. Gero	☐	☐	☐
1b. Frank J. Crespo	☐	☐	☐
1c. Brendan J. Deely	☐	☐	☐
1d. Ronald J. Fenech	☐	☐	☐
1e. Tracy D. Graham	☐	☐	☐
1f. Virginia L. Henkels	☐	☐	☐
1g. Jason D. Lippert	☐	☐	☐
1h. Stephanie K. Mains	☐	☐	☐
1i. Kieran M. O'Sullivan	☐	☐	☐
1j. David A. Reed	☐	☐	☐
1k. John A. Sirpilla	☐	☐	☐

Note: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the 2021 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com.

D35696-P50453

LCI INDUSTRIES
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2021

The stockholder(s) hereby appoint(s) Jason D. Lippert and Andrew J. Namenye, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of Common Stock of LCI Industries that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M. Eastern Time, on May 20, 2021, in a virtual format only, and any adjournment or postponement thereof. Stockholders as of the close of business on March 26, 2021, the record date, may participate in and vote at the Annual Meeting by accessing www.virtualshareholdermeeting.com/LCII2021 and entering the 16-digit control number on the proxy card, notice of internet availability of proxy materials, or voting instruction form previously received. Online access to the meeting will begin at 8:55 A.M. Eastern Time on the date of the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF THIS PROXY IS PROPERLY EXECUTED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND UPON ALL OTHER MATTERS, THE PROXIES WILL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side